EXECUTION VERSION
Dated ___________________ 2016
ACY SN 19003 LIMITED as Borrower EXPORT DEVELOPMENT CANADA as Security Agent and Facility Agent CERTAIN BANKS AND FINANCIAL INSTITUTIONS as Lenders	(1) (2) (3)
SENIOR LOAN AGREEMENT in respect of financing arrangements relating to one (1) BOMBARDIER CRJ 1000 AIRCRAFT WITH MANUFACTURER'S SERIAL NUMBER 19003

CONTENTS
Clause	Page
1	Definitions and interpretation
2	The Facility
3	Conditions
4	Drawdown
5	Loan
6	Interest
7	[Intentionally Omitted]
8	Costs and Expenses
9	Tax gross-up and indemnities
10	Representations and warranties
11	Undertakings
12	Events of default and Total Loss Prepayment Event
13	Indemnities
14	Changes in circumstances; mitigation
15	Limitation on recourse
16	Assignment, transfers and lending offices
17	Role of the Facility Agent
18	Conduct of business by the Finance Parties
19	Sharing among the Finance Parties
20	Payment mechanics
21	Set-off
22	Notices
23	Calculations and certificates
24	Confidentiality
25	Partial invalidity; remedies and waivers
26	Amendments and waivers
27	Counterparts
28	Governing law
29	Enforcement
Schedule 1 Lenders and their Commitments
Schedule 2 Form of Utilisation Request
Schedule 3 Conditions Precedent and Conditions Subsequent
Schedule 4 Payments
Schedule 5 Aircraft
Schedule 6 Form of Transfer Certificate
Schedule 7 Form of Lessor Deregistration Power of Attorney
Schedule 8 Covenants during Post-Lease Responsibility Period

THIS AGREEMENT is dated ________________ 2016 and made BETWEEN:
(1)	ACY SN 19003 LIMITED, a company established under the laws of England and Wales having company number 10290241 with its registered office at 16 Old Bailey, London EC4M 7EG, England (the Borrower);
(2)	EXPORT DEVELOPMENT CANADA, of 150 Slater Street, Ottawa, Canada K1A 1K3, as Security Agent (as defined below);
(3)	EXPORT DEVELOPMENT CANADA, as above, as Facility Agent (as defined below); and
(4)	THE BANKS AND FINANCIAL INSTITUTIONS being the Original Lenders (as defined below).
WHEREAS:
(A)	Pursuant to the Sale Agreement, the Borrower has agreed or will agree to purchase the Aircraft from Aviacion.
(B)
Pursuant to the Lease, the Borrower has agreed or will agree to lease the Aircraft to the Lessee. This Agreement is the "Loan Agreement" referred to in the Lease and the "Senior Loan Agreement" referred to in the Proceeds Deed.

(C)	The Lenders agree to advance the Loan to the Borrower to finance in part its acquisition of the Aircraft.
NOW IT IS AGREED as follows:
1	Definitions and interpretation
1.1	Definitions
In this Agreement, except as otherwise defined herein and except where the context otherwise requires, capitalised words and expressions shall have the respective meanings given to them in the Lease and the following expressions shall have the following meanings:
Accrued Interest Amount means $__________________.
Aerocentury Related Party means the Borrower, the Guarantor and the Lease Manager;
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
Aircraft means the (1) Bombardier CRJ 1000 aircraft described in Schedule 5 (Aircraft) (as more particularly described in the Lease);

Aircraft Mortgage means (a) each first priority mortgage over the Aircraft executed or to be executed by the Borrower in favour of the Security Agent, (b) the Cape Town Security Agreement and (c) any replacement thereof from time to time or any additional mortgage or equivalent security over the Aircraft granted in favour of the Finance Parties (or the Security Agent on their behalf) from time to time;

Aircraft Security Period means the period from the Utilisation Date for the Loan to the date on which (a) the Security Agent or the Facility Agent notifies the Borrower and the Finance Parties that the Loan has been repaid in full (together with interest thereon and all other amounts due to any Finance Party under the Relevant Documents) and (b) the Security Agent or the Facility Agent is satisfied that (i) no Default is continuing and (ii) no payment previously made under any Relevant Document to any Finance Party, or by the Lessee to the Borrower, will be ordered to be refunded pursuant to any Applicable Law relating to bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution or for any other reason whatsoever; and the Security Agent or the Facility Agent shall issue such notice promptly upon making the relevant determination;
AMR means the Spanish Aircraft Matriculation Registry (Registro de Aeronaves) and any replacement or successor registry from time to time maintained by the Aviation Authority;

Applicable Law means in relation to any jurisdiction or the European Union, any law, regulation, treaty, directive, decision, rule, regulatory requirement, judgment, order, ordinance, request, guideline or direction or any other act of any Government Entity of such jurisdiction or of any EU Institution whether or not having the force of law and with which any Transaction Party is required to comply, or with which it would, in the normal course of its business, comply;

Assigned Property means any and all property and assets and the rights, title and interest of the Borrower now or at any time expressed to be mortgaged, charged, assigned and/or pledged by the Borrower to the Finance Parties (or the Security Agent on their behalf) pursuant to the Security Documents;

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
Aviacion means Aviacion RCII, A.I.E.;

Basel 2 Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel 3 Accord;

Basel 2 Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel 2 Accord;

Basel 2 Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel 2 Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

Basel 2 Regulation means (a) any Applicable Law implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by a Finance Party or any of its Affiliates;
Basel 3 Accord means:
(a)
"Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December, 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Basel 3 Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel 3 Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

Basel 3 Regulation means any Applicable Law implementing the Basel 3 Accord save and to the extent that it re-enacts a Basel 2 Regulation;
Bill of Sale means, in respect of the Aircraft, the bill of sale relating thereto from Aviacion in favour of the Borrower;
Borrower's Lien means any Security which is created by or is attributable to the debts or liabilities of the Borrower, save to the extent that such Security either:
(a)	is constituted by the Security Documents; or
(b)	arises as a consequence of the failure by any party (other than the Borrower or any Aerocentury Related Party) to comply with its obligations under the Relevant Documents;
Break Costs means, with respect to an Unpaid Sum, the amount (if any) by which:
(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Unpaid Sum to the last day of the current Calculation Period in respect of the Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Calculation Period, exceeds:
(b)
the amount which that Lender would be able to obtain by placing that Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Calculation Period;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Ottawa, New York (solely in respect of any obligations which are payable in USD), London and Valencia;

Calculation Period means each period determined in accordance with clause 6.5 or, in relation to an Unpaid Sum, each period determined in accordance with clause 6.3;
Cape Town Convention means, together, the Convention and the Protocol;

Cape Town Security Agreement means the security agreement governed by the laws of England entered into, or to be entered into, as the context shall require, between the Borrower and the Security Trustee, in respect of the Aircraft.

Cape Town UK Regulations means the International Interests in Aircraft Equipment (Cape Town Convention) Regulations 2015 by which the Cape Town Convention has been implemented in the United Kingdom;
Centre of Main Interests has the meaning given to that term in the Insolvency Regulation;

Collateral means all the Security, property, assets, powers, rights, title, benefits and interests (both present and future) constituted by, and conferred on the Security Agent under, the Security Documents and all moneys, property or other assets paid or transferred to or vested in the Security Agent (or any Finance Party) or received or recovered by the Security Agent (or any Finance Party) pursuant to, or in connection with, the Security Documents;

Commitment means:
(a)	in relation to an Original Lender, the amount in Dollars set opposite its name in column 3 of Schedule 1 and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount in Dollars of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement;
Companion Aircraft means the Bombardier CRJ 1000 aircraft with manufacturer's serial number 19002 (as more particularly described in the Companion Aircraft Lease Agreement);
Companion Aircraft Borrower means ACY SN 19002 Limited;
Companion Aircraft Event of Default means an "Event of Default" as defined in the Companion Aircraft Senior Loan Agreement;

Companion Aircraft Lease Agreement means the aircraft lease agreement dated 16 November 2010 (as amended from time to time) in respect of the Companion Aircraft originally between Aviacion as lessor and the Lessee as lessee as novated from Aviacion to the Borrower and amended and restated pursuant to the deed of novation and restatement dated on or about the date hereof between the Companion Aircraft Borrower as new lessor, Aviacion as existing Lessor and the Lessee;

Companion Aircraft Relevant Documents means the "Relevant Documents", as defined in the Companion Aircraft Senior Loan Agreement;

Companion Aircraft Senior Loan Agreement means the senior loan agreement entered into, or to be entered into, as the context may require, in respect of the Companion Aircraft between, amongst others, the Companion Aircraft Borrower as borrower, the Security Agent, the Lenders and the Facility Agent;

Companion Aircraft Termination Event means the occurrence of a "Termination Event" as defined in the Companion Aircraft Lease Agreement;

Consolidated Text means the Consolidated Text of the Convention and the Protocol referred to in, and as set out in the Attachment to, Resolution No.1 adopted by the Diplomatic Conference held at Cape Town, South Africa, at which the Convention and the Protocol were opened for signature;

Contribution means, in relation to any Lender and the Loan at any time, the principal amount of the Loan owing to such Lender at such time;
Controlling Security Agent has the meaning given to it in the Deed of Cross-Collateralisation;
Convention means the Convention on International Interests in Mobile Equipment opened for signature on 16 November 2001 at Cape Town, South Africa;
CRD IV means:
(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

CTA means the Corporation Tax Act 2009;

Deed of Cross-Collateralisation means the deed of cross-collateralisation entered into, or to be entered into, between, inter alia, the Borrower, the Companion Aircraft Borrower, the Controlling Security Agent, the Security Agent and the Companion Aircraft Security Agent in respect of, inter alia, the Collateral;

Deed of Novation and Restatement means the deed of novation and restatement dated on or about the date hereof between the Borrower as new lessor, Aviacion as existing lessor and the Lessee;

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Relevant Documents or any combination of any of the foregoing) be an Event of Default;

Default Rate means the rate of interest determined pursuant to clause 6.3;
Dollar Account means the following bank account of the Facility Agent:
Account Bank:	XXXXXXX
ABA: XXXXXXX
Swift: XXXXXXX
Account Number: XXXXXXX
Account Name: Export Development Canada;

Dollars, USD and $ mean the lawful currency of the United States of America and, in respect of all payments to be made under this Agreement in Dollars, mean funds which are for same day settlement in the New York Clearing House InterBank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in United States dollars);

EDC means Export Development Canada;
Effective Time Notice has the meaning ascribed to that term in the Deed of Novation and Restatement;
Engine Manufacturer means General Electric Company, a New York corporation of 1 Neumann Way, MD F-104, Cincinnati, Ohio 45215-1988, USA;

EU Institution means (whether having a distinct legal personality or not) the organs of the European Union having power to issue binding laws, regulations, directives, decisions, regulatory requirements, judgments, orders or directions including, without limitation, the European Commission, the European Council, the European Court of Justice, the European Parliament and the European Air Safety Agency;

Euro, EUR or € means the single currency of the Participating Member States and, in respect of all payments to be made under the Relevant Documents in Euros, immediately available, freely transferable funds;

Eurocontrol Letter has the meaning ascribed to that term in the Deed of Novation and Restatement;
EU-ETS Letter has the meaning ascribed to that term in the Deed of Novation and Restatement;
Event of Default means any of the events or circumstances described in clause 12.1;
Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility);
Facility Agent means Export Development Canada or such other person as may be appointed agent for the Lenders pursuant to clause 17.12;

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement;

Final Payment Date means the final repayment date relating to the Loan specified in Schedule 4;

Finance Documents means this Agreement, the Payment Direction Deed, the Termination Side Letter, the Utilisation Request and the Security Documents and all notices, consents, certificates and other documents and agreements to be issued pursuant to any of the foregoing and all other documents which the Facility Agent, the Borrower and the Lessee agree at any time should be Finance Documents;

Finance Parties means the Lenders, the Security Agent and the Facility Agent and Finance Party means each or any of them (as the context may require);
Fixed Rate means 4.455%;

Government Entity means and includes (whether having a distinct legal personality or not) (i) any national government, political sub-division thereof, or local jurisdiction therein; (ii) any board, commission, department, division, organ, instrumentality, court, regulatory or self-regulatory authority, or agency of any entity referred to in (i) above, however constituted; and (iii) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) or (ii) above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant;

Guarantee means the guarantee from the Guarantor in favour of the Security Agent with respect to the Borrower's obligations under the Relevant Documents;
Guarantor means Aerocentury Corp.;
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which the former is a Subsidiary;

IDERA means an irrevocable deregistration and export request authorisation issued by the Lessee in favour of the Security Agent in the form approved by the Directorate General for Registers and Notaries on 29 February 2016;

Increased Costs has the meaning given to it in clause 14.2.2;
Indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money and whether present or future, actual or contingent;
Indemnitees means the Finance Parties and their shareholders, Affiliates, directors, officers, servants, agents and employees;

Insolvency Regulation means Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (or, for proceedings opened after 26 June 2017, Regulation (EU) No 2015/848 of 20 May 2015 (recast));

ITA means the Income Tax Act 2007;

Lease means the aircraft lease agreement dated 16 December 2010 in respect of the Aircraft (as amended from time to time) originally between Aviacion as lessor and the Lessee as lessee as novated from Aviacion to the Borrower and amended and restated pursuant to the Deed of Novation and Restatement;

Lease Management Agreement means, in relation to the Lease, the lease management agreement entered into or to be entered into between the Borrower and the Lease Manager;
Lease Manager means Aerocentury Corp. or any other lease manager which the Facility Agent may approve from time to time;
Lease Termination Date means, with respect to the Aircraft, any date on which the Lease Period expires or terminates in accordance with the terms and conditions of the Lease;
Lender means:
(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 16 (Assignment, Transfers and Lending Offices), which in each case has not ceased to be a Party in accordance with the terms of this Agreement;
Lenders' Representatives means the Facility Agent and the Security Agent;

Lessee means AIR NOSTRUM, LINEAS AEREAS DEL MEDITERRANEO, S.A., a company incorporated under the laws of Spain whose principal office is at Avda. Comarques del Pais Valencia, 2, 46930 Quart de Poblet, Valencia, Spain;

Lessor Deregistration Power of Attorney means, in respect of the Aircraft, the duly notarised and apostilled power of attorney granted or to be granted by the Borrower to the Security Agent in the form set out in Schedule 7;

LIBOR means in respect of any amount denominated in any currency for any period:
(a)	the applicable Screen Rate for the relevant currency; or
(b)
(if no Screen Rate is available for the relevant currency or period in respect of that amount) the arithmetic mean (rounded to the nearest one sixteenth of one per cent) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of the Quotation Time for the offering of deposits in that currency and for a period comparable to that period, provided that if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;
Liquidity Rate means zero point one five per cent (0.15%) per annum;
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan;

Losses means any losses, costs, payments, charges, penalties, demands, liabilities, claims, actions, proceedings, fines, damages, judgements, orders, fees, premiums, expenses and other sanctions of any nature; and Loss shall be construed accordingly;

Major Damage means damage affecting the Aircraft and which is unrepaired (or not totally repaired) and has a repair cost (or remaining repair cost, as applicable) in excess of the Damage Notification Threshold (or its equivalent in any other currency);

Majority Lenders means:
(a)
if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 % of the Total Facility Commitments (or, if the Total Facility Commitments have been reduced to zero, aggregated more than 66 2/3 % of the Total Facility Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3 % of the Loan then outstanding;

Make-Whole Amount means, with respect to the Loan, an amount equal to the excess, if any, of (a) the present value, as of the date of the relevant prepayment of the Loan, of the respective instalments of principal of and interest on the Loan that, but for such prepayment, would have been payable on each scheduled Payment Date after such prepayment over (b) the principal amount of the Loan then being prepaid. Such present value shall be determined by discounting the amounts of such instalments from their respective scheduled Payment Dates to the date of such prepayment at a rate equal to the sum of the applicable Treasury Rate and 1.00%;

Manufacturer means Bombardier Inc., as represented by Bombardier Aerospace Commercial Aircraft, a corporation established and existing under the laws of Canada, having an office located at 123 Garratt Boulevard, Toronto, Ontario, Canada;

Margin means one point six eight per cent (1.68%) per annum (which, for the avoidance of doubt, includes an administration fee of zero point zero five per cent (0.05%) per annum;
MPR means the Moveable Property Register (Registro de Bienes Muebles) in Madrid or any replacement or successor registry from time to time;
New Lender has the meaning given to that term in Clause 16.3.2;
Next Rollover Date means 17 September 2016;
Obligor means any or, if the context so permits, each of:
(a)	in relation to the Companion Aircraft, the Companion Aircraft Borrower, the Lessee, the Guarantor and the Lease Manager; and
(b)	in any other case, the Borrower, the Lessee, the Guarantor and the Lease Manager;
Original Lenders means the banks and financial institutions whose names and addresses are set out in Schedule 1;
Participating Member State means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;
Party means a party to this Agreement;
Party Documents means, in relation to any person, the Relevant Documents to which such person is a party;
Payment Date means each of the repayment dates relating to the Loan specified in Schedule 4 provided that:
(a)
if a Payment Date would fall on a day that is not a Business Day, it shall be the immediately succeeding Business Day (unless such Business Day falls in the next calendar month, in which case payment shall be made on the immediately preceding Business Day) and the amount of interest payable shall not be adjusted; and

(b)	the final Payment Date shall be the Final Payment Date;
Payment Direction Deed means the payment deed entered into or to be entered into between the Borrower, Export Development Canada, Banco Santander, S.A., the Lessee and Aviacion;
Permitted Lien means:
(a)	any Security for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings;
(b)
any Security of a repairer, mechanic, carrier, hangar keeper, airport or air navigation authority or other similar Security arising in the ordinary course of business by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings;

(c)	any Security created pursuant to the Security Documents,
but, in the case of each of (a) and (b), only if:
(i)	adequate resources have been provided by the Borrower or the Lessee for the payment of such Taxes or obligations; and
(ii)
such proceedings, and/or the continued existence of such Security, do not give rise to a material likelihood of the sale, forfeiture or other loss of the Aircraft or any interest therein or of criminal or civil liability on the part of any Finance Party or other Indemnitee;

Post-Lease Responsibility Period means, with respect to the Aircraft, the period commencing on the Lease Termination Date for the Aircraft and ending on the last day of the Aircraft Security Period;
Proceedings means any corporate action, legal proceedings and other procedures and steps of the nature referred to in clause 12.1.6(a) to (d);

Proceeds means any amounts received or recovered by any Finance Party under or in relation to any of the Relevant Documents or the Aircraft (including pursuant to enforcement or realisation of any Security Document, any Total Loss Proceeds and any proceeds of sale of the Aircraft);

Proceeds Deed means the proceeds and intercreditor deed entered into or to be entered into on or about the date of this Agreement between the Borrower, the Guarantor, the Lease Manager and the Finance Parties in respect of the Aircraft;

Prohibited Payment means any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute (a) bribery or an improper gift or payment under, or a breach of, any law, subordinate legislation, statute, by-law, regulation, treaty, judgment, decision, rule, regulation, notice, order, circular, code of practice or guidance note which is binding or enforceable on or against the Borrower or any Aerocentury Related Party and/or (b) bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997;

Protocol means the Protocol to the Convention on Matters Specific to Aircraft Equipment opened for signature on 16 November 2001 at Cape Town, South Africa;
Purchase Price means the purchase price for the Aircraft pursuant to the Sale Agreement;

Quotation Day means, in relation to any period for which an interest rate is to be determined, two London business days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

Quotation Time means 11:00 a.m. (London time) on the Quotation Day;

Reference Banks means the principal London offices of Bank of America, N.A., Barclays Bank PLC and Citibank, N.A., or such other banks as may be appointed by the Facility Agent in consultation with the Borrower and the Lessee;

Relevant Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) which has jurisdiction over the Borrower or any Aerocentury Related Party;

Relevant Documents means the Deed of Novation and Restatement, the Sale Agreement, the Bill of Sale, the Lease, the Lease Management Agreement, the Eurocontrol Letter,  the EU-ETS Letter, the RVG Transfer, each Finance Document, the Effective Time Notice, all notices, consents, certificates and other documents and agreements to be issued pursuant to any of the foregoing and all other documents which the Facility Agent, the Borrower and the Lessee agree at any time should be Relevant Documents;

Relevant Interbank Market means the London interbank market;
Relevant Parties means the Borrower, the Guarantor, the Lease Manager and the Finance Parties and the expression Relevant Party means any of them individually;

RVG Transfer means, in respect of the Aircraft, the deed of novation entered into or to be entered into between the Borrower, Aviacion and the Manufacturer in form and substance satisfactory to the Facility Agent with respect to the residual value guarantee entered into between the Manufacturer and Aviacion with respect to the Aircraft;

Sale Agreement means, in respect of the Aircraft, the policy of sale and purchase of an aircraft entered into or to be entered into between the Borrower (as buyer) and Aviacion (as seller) in form and substance satisfactory to the Facility Agent;

Sale Agreement Pledge means the pledge of credit rights agreement executed or to be executed between the Borrower, Aviacion and the Security Agent in respect of the Borrower's rights under the Sale Agreement.

Sanctions means economic or financial sanctions administered, enacted or enforced by any Sanctions Authority, including any restriction on any the ability of a Party or any Affiliate of a Party to conduct business with any person in any country relevant to the transaction.

Sanctions Authority means (a) Canada, (b) the United Nations, (c) the United States of America, (d) the United Kingdom, (e) the European Union or (f) the respective governmental institutions, agencies and subdivisions of any of the foregoing;

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on page LIBOR 01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); if the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower, the Lessee and the Lenders, respectively;

Security means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind or other agreement or arrangement having the effect of conferring security (including title transfer and/or retention arrangements having a similar effect);

Security Agent means Export Development Canada or such other person as may be appointed as security agent in respect of the Relevant Documents pursuant to clause 5.11 (Resignation of the Security Agent) of the Proceeds Deed;

Security Assignment means, in respect of the Aircraft, the deed of assignment executed or to be executed by the Borrower in favour of the Security Agent in respect of its rights under, amongst other documents, the Lease;

Security Documents means the Deed of Cross-Collateralisation, the Security Assignment, the Assignment of Insurances, each Warranty Agreement, the Share Charge, the Sale Agreement Pledge, the Lessor Deregistration Power of Attorney, the Lessee Deregistration Power of Attorney, the IDERA, each Aircraft Mortgage, the Guarantee and the Proceeds Deed and all notices, consents, acknowledgements, certificates and other documents and agreements to be issued pursuant to any of the foregoing and all other documents which the Facility Agent, the Borrower and the Lessee agree at any time should be Security Documents;

    Share Charge means the security over all of the shares in the Borrower, granted or to be granted by the Guarantor in favour of the Security Agent;
Specified Sanctioned Dealings means:
(a)
any direct or indirect dealings involving or benefitting (i) a person that is listed on, or owned or controlled by, or acting on behalf of a person listed on, any list administered by a Sanctions Authority or otherwise the target of Sanctions (ii) a person located in, organised under, owned or controlled by, or acting on behalf of, a person located in or organised under the laws of Iran, Syria, North Korea or Belarus or (iii) a person that is owned or controlled by, or acting for or on behalf of, or providing assistance, support or services of any kind to, or otherwise associated with, any person referred to in (i) or (ii) above;

(b)	any business or making or receiving any contribution of funds, goods or services to or for the benefit of any person described in (a)(i) to (a)(iii) above;
(c)	any dealing in, or otherwise engaging in any transaction relating to, any property or interests in property subject to prohibitions under Sanctions; and
(d)	any transaction that evades, avoids or attempts to violate any of the prohibitions set forth in the Sanctions or has such a purpose.
Subsidiary means any company or entity directly or indirectly controlled by another person;
Tax Credit, Tax Deduction and Tax Payment have the respective meanings given to them in clause 9.1.1;

Taxes includes all present and future taxes, levies, imposts, duties, fees, charges or withholdings of whatever nature and howsoever described, including any VAT imposed, levied, collected or assessed by any Government Entity or taxing authority anywhere in the world together with interest payable in respect of any of the same and penalties imposed or levied in respect of any of the same and Tax and Taxation shall be construed accordingly;

Termination Side Letter means the side letter agreement to the Lease dated on or about the date hereof between the Borrower, the Security Agent, the Guarantor and the Lessee.
Third Parties Act means the Contracts (Rights of Third Parties) Act 1999;

Total Aircraft Commitments means USD9,804,329.09, and each Lender's share of the Total Aircraft Commitments for the Aircraft shall be in the same proportion as its Commitment bears to the Total Facility Commitments;

Total Facility Commitments means, at any given time, the aggregate of the Commitments;

Total Loss Proceeds means the proceeds received and retained (subject to any application in accordance with the Relevant Documents) by the Security Agent from the insurers or reinsurers of the Aircraft in respect of its Total Loss;

Transfer Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Lessee;
Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Facility Agent executes the Transfer Certificate;

Treasury Rate means, in respect of the Loan and on any date, the semi-annual rate to "swap" floating rate debt (with a maturity approximately equal to the period from such date to the Final Payment Date for the Loan) to fixed rate debt for loans of the same currency as the Loan, obtained from the Bloomberg page IRSB18 (US Semi 30/360 – column 2 (Ask)) at or about 11.00 a.m. New York City time on that date (or, if such page is not available at the relevant time, on such equivalent page as may be selected by the Facility Agent or, if none, the arithmetic mean of equivalent rates (rounded upwards to the nearest one sixteenth of one per cent) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market);

Unpaid Sum means any sum due and payable (whether or not recourse to the Borrower is limited by clause 15) but unpaid by any Obligor under the Relevant Documents to which it is a party;
Utilisation Date means, in respect of the Loan, the date, being a Business Day, on which the Loan is or is to be made;
Utilisation Request means, in respect of the Loan, a notice substantially in the form of Schedule 2;
VAT means value added tax and any other tax or duty of a similar nature in any jurisdiction; and
1.2	Headings
Clause headings and the table of contents are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.
1.3	Interpretation
In this Agreement, unless a contrary indication appears:
1.3.1	references to clauses and Schedules are to be construed as references to the clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;
1.3.2
references to (or to any specified provision of) this Agreement or any other document shall include this Agreement, that document or the relevant provision as it may from time to time be amended but so that the above is without prejudice to any requirement in any Relevant Document that the prior consent of any party be obtained;

1.3.3	a reference to an amendment includes a supplement, novation, restatement or re-enactment and amended and amending will be construed accordingly;
1.3.4	words importing the plural shall include the singular and vice versa, and words importing a gender include every gender;
1.3.5
references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons and any Government Entity, whether or not having separate legal personality and references to any Party, the Lease Manager, any Aerocentury Related Party or the Lessee shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant Party or of the Lease Manager, any Aerocentury Related Party or the Lessee, as applicable;

1.3.6	references to any law or any provision of law is a reference to such law or provision as applied, amended, extended or re-enacted and includes any subordinate legislation;
1.3.7	a reference to an approval shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority;
1.3.8
a reference to including shall be construed as a reference to including without limitation, so that any list of items or matters appearing after the word "including" shall be deemed not to be an exhaustive list, but shall be deemed rather to be a representative list, of those items or matters forming a part of the category described prior to the word "including";

1.3.9	a Default, Event of Default, Relevant Event or Termination Event is continuing if it has not been remedied or waived;
1.3.10
control means, in relation to a company or entity, either ownership of more than 50 per cent of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management, whether by contract or otherwise (provided that the Borrower shall not be deemed to be controlled by, or a Subsidiary of, the Security Agent (or its nominee) as a result of the rights of the Security Agent under the Relevant Documents or otherwise);

1.3.11	the Convention and the Protocol shall be read and interpreted together as a single instrument as required by Article 6(1) of the Convention;
1.3.12
references to a provision of the Cape Town Convention will, unless it is specifically stated to be a reference to a provision of the Convention or, as the case may be, the Protocol, be a reference whether stated or not, to the relevant provision of the Consolidated Text, and reference to any provision of the Consolidated Text shall include a reference to the provision(s) of the Convention and/or the Protocol from which such provision(s) is/are derived;

1.3.13
in the event that there is any inconsistency between the provisions of the Consolidated Text and those of the Cape Town Convention, the latter shall prevail and any reference in this Agreement to any provision of the Consolidated Text shall be interpreted accordingly;

1.3.14
bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution (and their derivates and cognate expressions) of or in relation to any person or its assets shall each be construed so as to include the others and any equivalent or analogous proceedings, procedure or event under the law of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business or its assets are located; and

1.3.15	references to Ottawa are references to Ottawa, Ontario, Canada.
1.4	Third Party Rights
1.4.1	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.
1.4.2
Each Indemnitee shall be entitled to enforce each provision of this Agreement as is expressed to be in its favour, subject to complying with any express condition relating specifically to such provision.

1.4.3	Notwithstanding any term of any Relevant Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5	Majority Lenders
Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but so that the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the Majority Lenders shall have given or issued such opinion, consent, request or instructions whether or not this is in fact the case.
2	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an amount equal to the Total Aircraft Commitments.
2.2	Disbursement
2.2.1
Subject to the terms of this Agreement, following receipt of funds in respect of the Loan from the Lenders, the Facility Agent will pay the Loan in accordance with the provisions of the Payment Direction Deed.

2.2.2	Payment by the Facility Agent of the amount contemplated by clause 2.2.1 in accordance therewith will constitute the making of the Loan to the Borrower in the same amount.
2.3	Finance Parties' rights and obligations
2.3.1
The obligations of each Finance Party under the Relevant Documents are several. Failure by a Finance Party to perform its obligations under the Relevant Documents does not affect the obligations of any other Party under the Relevant Documents. No Finance Party is responsible for the obligations of any other Relevant Party under the Finance Documents.

2.3.2
The rights of each Finance Party under or in connection with the Relevant Documents are separate and independent rights and any debt arising under the Relevant Documents to a Finance Party from any Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with clause 2.3.3.  The rights of each Finance Party include any debt owing to that Finance Party under the Relevant Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Relevant Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.3.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Relevant Documents.
3	Conditions
3.1	Documents, evidence and general conditions precedent
The obligation of each Lender to advance the Loan shall be subject to the conditions that:
3.1.1
the Facility Agent, or its duly authorised representative, shall have received, not later than the proposed Utilisation Date specified in the Utilisation Request for the Loan, the relevant documents and evidence specified in Part A of Schedule 3, each in form and substance satisfactory to the Facility Agent;

3.1.2
the conditions specified in clause 2.2 of the Deed of Novation and Restatement shall have been fulfilled to the satisfaction of the Facility Agent (or waived or deferred by the relevant party (with the consent of the Facility Agent) in accordance with the Deed of Novation and Restatement) and the Facility Agent shall have received such originals or copies as it may require of any documents and evidence provided or required to be provided under such clause;

3.1.3
the conditions specified in clause 7 of the Sale Agreement shall have been fulfilled to the satisfaction of the Facility Agent (or waived or deferred by the relevant party (with the consent of the Facility Agent) in accordance with the Sale Agreement) and the Facility Agent shall have received such originals or copies as it may require of any documents and evidence provided or required to be provided under such clause;

3.1.4
any payment to any Finance Party and/or from any Obligor under the Relevant Documents on or prior to that proposed Utilisation Date shall have been received (or the Facility Agent is satisfied that arrangements are in place such that each such payment will have been received on or prior to that Utilisation Date);

3.1.5
the Facility Agent shall be satisfied that since 31 December 2014 there has been no material adverse change in (a) the financial condition, financial results, business, operations or prospects of the Lessee or (b) the Lessee's ability to perform its obligations under any of its Party Documents;

3.1.6	no Total Loss of, or Major Damage to, the Aircraft shall have occurred;
3.1.7	no Obligor is required to make any deduction for or on account of Tax from any payment it may make under any of its Party Documents;
3.1.8	the representations and warranties set out in clause 10 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and
3.1.9	no Default shall have occurred and be continuing or would result from the drawdown of the Loan hereunder.
3.2	Waiver of conditions precedent
The conditions specified in this clause 3 are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instructions of the Majority Lenders.
3.3	Notification to Lenders
The Facility Agent shall notify the Lenders promptly after receipt by it of the documents and evidence referred to in clause 2.2 of the Deed of Novation and Restatement, in clause 7 of the Sale Agreement and in clause 3.1.1 in form and substance satisfactory to it.
3.4	Conditions subsequent
The Borrower shall provide the Facility Agent with all of the documents and other evidence listed in Part B of Schedule 3 in form and substance satisfactory to the Facility Agent within the timeframes specified therein.
4	Drawdown
4.1	Agreement to advance Loan
Subject to the terms and conditions of this Agreement and the Payment Direction Deed, the Lenders shall advance the Loan to the Borrower if:
4.1.1	the Facility Agent has received a Utilisation Request for the Loan from the Borrower, countersigned by the Lessee, on or before the proposed Utilisation Date specified in the Utilisation Request;
4.1.2	the USD amount specified in that Utilisation Request is not greater than the Total Aircraft Commitments for the Loan;
4.1.3	the proposed Utilisation Date specified in the Utilisation Request is a Business Day;
4.1.4	the Utilisation Request includes confirmations as to the matters contemplated by the form of Utilisation Request scheduled to this Agreement; and
4.1.5	the conditions specified in clause 3.1 have been satisfied or waived.
The Utilisation Request shall be effective on actual receipt by the Facility Agent and, once given, shall be irrevocable.
4.2	Single Utilisation
The Lenders shall only be obliged to advance one Loan in relation to the Aircraft.
4.3	Notification to Lenders
Upon receipt of a Utilisation Request complying with the terms of this Agreement, the Facility Agent shall notify each Lender thereof and of the amount and currency of that Lender's participation in the Loan.
4.4	Cancellation
4.4.1
In relation to the Aircraft, the undrawn Total Aircraft Commitment will be automatically cancelled at the close of business on the Next Rollover Date (unless otherwise agreed by the Parties). For the avoidance of doubt, the undrawn Total Facility Commitment will be automatically cancelled at the close of business on the Next Rollover Date (unless otherwise agreed by the Parties).

4.4.2	In relation to the Aircraft:
(a)
the Borrower may, by giving the Facility Agent not less than five Business Days' prior notice countersigned by the Lessee, at any time before a Utilisation Request has been given in relation thereto, cancel all (but not part) of the Total Aircraft Commitments (in which case, the Total Aircraft Commitments for the Aircraft shall for this purpose be deemed to have been the amount set out in column 4 of Schedule 5 (Aircraft)); and

(b)	any notice pursuant to paragraph (a) above is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.
4.4.3	No cancellation is allowed except in accordance with the express terms of this Agreement. No amount of the Commitments cancelled under this Agreement may be reinstated subsequently.
5	Loan
5.1	Lenders' participation
5.1.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.
5.1.2	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Commitment to the Total Facility Commitments immediately prior to making the Loan.
5.2	Repayment of Loan
Subject only to clause 10 (Remarketing period) of the Proceeds Deed (if applicable) and clause 5.3, the Borrower shall repay the Loan in 18 consecutive instalments on each Payment Date.  Each such instalment of principal shall be in an amount equal to that set forth against the relevant Payment Date in column 2 of Schedule 4.
5.3	Prepayment of Loan
5.3.1
Subject only to clause 10 (Remarketing period) of the Proceeds Deed (if applicable), if, at any time, in any circumstance and for any reason, the Lease Termination Date occurs (including, for the avoidance of doubt, on the Expiry Date) then, on the Lease Termination Date, the Borrower shall prepay in full the Loan, together with any accrued and unpaid interest and all other amounts then due and payable by the Borrower under this Agreement or any of the other Finance Documents, without need for demand or other notice whatsoever, all of which are expressly waived by the Borrower.

5.3.2
Provided no Default is continuing, the Borrower may, if it gives the Facility Agent not less than 30 days' prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount of not less than one scheduled instalment of principal for the Loan or an integral multiple of USD500,000 on the date and in the amount specified for such purpose in that notice. Once given, any such notice shall be irrevocable.

5.3.3
Any partial prepayment of the Loan under this Agreement or any other Relevant Document shall be applied in satisfaction pro tanto of the Borrower's periodic obligations with respect to the repayment of principal in relation to the Loan, in inverse order of maturity.

5.3.4	Any prepayment (whether voluntary or not) of all or part of the Loan under this Agreement or any other Relevant Document shall be made together with:
(a)	accrued interest on the amount prepaid;
(b)	the Make-Whole Amount relating thereto; and
(c)	any other amounts payable under this Agreement (including under clause 8.2) pursuant to that prepayment.
5.3.5
Following any partial prepayment of the Loan under this Agreement or any other Relevant Document, the Facility Agent shall supply to the other Parties a replacement Schedule 4 (in substitution for that in force immediately prior to that prepayment) setting out the future repayment obligations with respect to the Loan. In the absence of manifest error in such replacement Schedule 4, (a) the Borrower shall countersign, and procure that the Lessee countersigns, such replacement and (b) such replacement shall be conclusive and binding on the Parties and all references herein to "Schedule 4" shall be deemed to be a reference to Schedule 4 as amended by such replacement.

5.3.6	The Borrower may not prepay all or part of the Loan otherwise than in accordance with the express provisions of this Agreement.
5.4	Re-borrowing
The Borrower may not re-borrow any part of the Loan which is repaid or prepaid.
5.5	Replacement Schedules
Schedule 4 has been calculated on the assumptions that:
5.5.1	the Utilisation Date for the Loan will be the prior to the Next Rollover Date;
5.5.2	the amount of the Loan will be USD9,804,329.09;
5.5.3	the Loan will be denominated in USD.
In the event that any such assumption proves to be incorrect, the Facility Agent shall prepare a replacement of Schedule 4 on or prior to the Utilisation Date calculated by reference to the actual Utilisation Date, currency and Loan on the same basis as the existing Schedule 4. In the absence of manifest error in such replacement Schedule 4, (a) the Borrower shall countersign, and procure that the Lessee countersigns, such replacement and (b) such replacement shall be conclusive and binding on the Parties and all references herein to "Schedule 4" shall be deemed to be a reference to Schedule 4 as amended by such replacement.
6	Interest
6.1	Calculation of interest
Interest shall accrue on the Loan for each Calculation Period at the Fixed Rate.
6.2	Payment of interest
6.2.1	The Borrower shall pay accrued interest on the Loan on each Payment Date in the respective amounts specified against each such Payment Date in column 3 of Schedule 4.
6.2.2
The Borrower agrees and acknowledges that the instalment of accrued interest specified against the first Payment Date in column 3 of Schedule 4 (the "First Interest Amount") includes an amount equal to the Accrued Interest Amount, and the Borrower agrees to pay the First Interest Amount notwithstanding that the Loan was made on the Utilisation Date.

6.3	Default interest
6.3.1
If the Borrower fails to pay any amount payable by it to any Finance Party under a Relevant Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) for successive Calculation Periods, each of a duration selected by the Facility Agent acting reasonably, at a rate per annum which is the rate equal to the aggregate of: (a) LIBOR, (b) the Margin, (c) the Liquidity Rate and (d) two per cent. (2%).  Any interest accruing under this clause 6.3 shall be immediately payable by the Borrower on demand by the Facility Agent made from time to time.

6.3.2
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Calculation Period applicable to that Unpaid Sum but will remain immediately due and payable.

6.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the Obligors of the determination of a rate of interest under this Agreement.
6.5	Calculation Periods
6.5.1	The first Calculation Period for the Loan shall commence on the Utilisation Date and shall expire on the first Payment Date.
6.5.2	Each subsequent Calculation Period for the Loan shall start on the last day of the immediately preceding Calculation Period and expire on the next following Payment Date.
6.6	Absence of quotations
If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Quotation Time, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
6.7	Break Costs and Make-Whole
6.7.1
If all or part of an Unpaid Sum is paid by the Borrower on a day other than the last day of a Calculation Period for that Unpaid Sum, the Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party that Finance Party's Break Costs attributable thereto. Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming any amount claimed by it under this clause 6.7.1.

6.7.2
If all or part of the Loan is paid by the Borrower on a day or in an amount other than on a Payment Date in the amount set forth against that Payment Date in column 2 of Schedule 4, the Borrower shall, within five Business Days of demand by the Facility Agent, pay to the Facility Agent the Make-Whole Amount relating to the Loan.

6.7.3
If, pursuant to any provision of any Relevant Document, all or part of the Loan becomes due or is repaid or prepaid on any date (the "Applicable Date") falling on or prior to the first Payment Date (other than the amount of the first repayment instalment becoming due and being repaid on the first Payment Date pursuant to clause 5.2) then on the Applicable Date the Borrower shall pay to the Lenders all or a proportionate part of the Accrued Interest Amount (as applicable).

6.8	Third Parties Act
The Lessee may rely on clause 6.4 of this Agreement and may enforce its terms under the Third Parties Act.
7	[Intentionally Omitted]
8	Costs and Expenses
8.1	[Intentionally Omitted]
8.2	Amendment costs
If the Borrower or the Lessee requests an amendment, waiver or consent to or under any Relevant Document, the Borrower shall, or shall procure that the Lessee shall, as soon as practicable and in any event not later than thirty (30) days following demand, reimburse the Lenders' Representatives for the amount of all costs and expenses (including legal fees) reasonably incurred by them (or either of them) in responding to, evaluating, negotiating or complying with that request or requirement.
8.3	Enforcement costs
The Borrower shall, or shall procure that the Lessee shall, within five Business Days of demand, pay to each Finance Party the amount of all Losses (including legal fees) incurred by that Finance Party in good faith in connection with the enforcement of, or the preservation of any rights under, any Relevant Document.
9	Tax gross-up and indemnities
9.1	Definitions
9.1.1	In this Agreement:
Borrower DTTP Filing means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:
(a)
where it relates to a Treaty Lender that is the Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Schedule 1, and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b)
where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, and is filed with HM Revenue & Customs within 30 days of that Transfer Date;

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Relevant Document;

Qualifying Lender means:
(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	a Lender:
(A)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;
(B)	a partnership each member of which is:
(1)	a company so resident in the United Kingdom; or
(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or
(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document;
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

Tax Credit means a credit against, relief or remission for, or repayment of any Tax;
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document;
Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under clause 9.2 (Tax gross-up) or a payment under clause 9.3 (Tax indemnity);
Treaty Lender means a Lender which:
(a) is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(c)	is entitled, under the terms of the Treaty, to claim full exemption from tax imposed by the United Kingdom on interest paid to it pursuant to the Loan;
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest; and
UK Non-Bank Lender means a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.
9.1.2	Unless a contrary indication appears, in this clause 9 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
9.2	Tax gross-up
9.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
9.2.2
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

9.2.3
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.2.4	A payment shall not be increased under Clause 9.2.3 above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(a)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(i)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment or from the Borrower a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(c)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:
(i)	the relevant Lender has not given a Tax Confirmation to the Borrower; and
(ii)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(d)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 9.2.7 or Clause 9.2.8 (as applicable) below.

9.2.5
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

9.2.6
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

9.2.7
(a)
Subject to paragraph (b) below, a Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make payments without a Tax Deduction.

(b)
A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate which it executes and, having done so, that Lender shall be under no obligation pursuant to paragraph 9.2.7(a).

(c)
Where the Borrower is required to make a Tax Deduction and the amount of a payment due from the Borrower has been increased pursuant to Clause 9.2.3 above, subject to the Borrower having first complied with its obligations under Clause 9.2.6 above, the Finance Party entitled to that payment shall use reasonable endeavours to claim a repayment from HMRC in respect of that Tax Deduction and, on receipt of such a repayment, shall pay to the Borrower an amount equal to that repayment.

9.2.8	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph 9.2.7(b) and:
(a)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(b)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(ii)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or
(iii)	HM Revenue & Customs has given authority for the Borrower to make payment to that Lender without a Tax Deduction and that authority expires or is withdrawn by HMRC, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.
9.2.9
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph 9.2.7(b) above, the Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

9.2.10	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Facility Agent for delivery to the relevant Lender.
9.2.11	A UK Non-Bank Lender shall promptly notify the Borrower and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.
9.2.12
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, which of the following categories it falls in:

(a)	not a Qualifying Lender;
(b)	a Qualifying Lender (other than a Treaty Lender); or
(c)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Clause 9.2.12 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 9.2.12.
9.3	Tax indemnity
9.3.1
The Borrower shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to any Loss which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

9.3.2	Clause 9.3.1 shall not apply with respect to any Tax imposed on a Protected Party:
(a)
as a result of a breach by such Protected Party of any of its express obligations under any of its Party Documents (to the extent that such imposition is not caused by the breach or misrepresentation of any other party to the Relevant Documents under or in respect of the Relevant Documents or the negligence or fraudulent or wilful misconduct of any such other party); or

(b)
as a result of any negligence or wilful misconduct by such Protected Party with respect to any of the transactions contemplated by, or the performance of any of its express obligations under, its Party Documents; or

(c)
as a result of any reasonably avoidable failure or reasonably avoidable delay by such Protected Party to file any relevant Tax return or Tax computation which such Protected Party was obliged to file by any applicable law in its jurisdiction of organisation (to the extent that such imposition is not caused by the breach or misrepresentation of any other party to the Relevant Documents under or in respect of the Relevant Documents or the negligence or fraudulent or wilful misconduct of any such other party); or

(d)
as a result of any breach by such Protected Party of applicable law of its jurisdiction of organisation (to the extent that such imposition is not caused by the breach or misrepresentation of any other party to the Relevant Documents under or in respect of the Relevant Documents or the negligence or fraudulent or wilful misconduct of any such other party); or

(e)
by any taxing authority or governmental subdivision thereof of its jurisdiction of organisation (or, if different, the jurisdiction in which such Protected Party is resident for tax purposes) with respect to, or measured by reference to, the net income, capital gains or profits of such Protected Party (but not any sum deemed to be received or receivable by it), except Taxes which arise solely by reason of any breach by any Obligor (or by any Permitted Sub-Lessee or any other lessee or user of the Aircraft or the Companion Aircraft) of any of their respective representations, warranties, obligations or covenants under any Relevant Document; or

(f)
other than by the jurisdiction of its organisation, that would not have been imposed or payable but for the existence of a connection between such Protected Party and the jurisdiction imposing such Taxes (whether by reason of residence, domicile, a place of business or management, a permanent establishment, a branch or agency or otherwise), except Taxes (A) in respect of which the connection between such Protected Party and the jurisdiction imposing the Tax arises solely by reason of any or all of (x) the negotiation, execution, enforcement, performance, registration or delivery of any of  the Relevant Documents in the jurisdiction imposing the Taxes, (y) the presence, use, operation, maintenance, alteration, registration, repair or replacement of the Aircraft or, in any such case, any part thereof in such jurisdiction or elsewhere or (z) the presence, residence or domicile of the Borrower, the Lessee, any Permitted Sub-Lessee or any other user of the Aircraft or any other party to a Relevant Document in, or payment of any amount by any party under the Relevant Documents from or through, such jurisdiction or (B) imposed as a result of (x) the repair, overhaul, maintenance, improvement, modification or replacement of the Aircraft or, in any such case, any part thereof, (y) the gross negligence, wilful misconduct or reckless disregard with knowledge of the probable consequences of the Borrower, the Lessee, any Permitted Sub-Lessee or other lessee or user of the Aircraft or any other party to a Relevant Document or (z) the breach by the Borrower, the Lessee, any Permitted Sub-Lessee or any other lessee or user of the Aircraft or any other party to a Relevant Document of any of their respective representations, warranties or covenants under any of the Relevant Documents; or

(g)	to which clause 9.7 (Value added tax) or clause 9.2 (Tax gross-up) relates, whether or not the relevant Protected Party is entitled to indemnity, payment or compensation thereunder; or
(h)
to the extent that the relevant Protected Party has been indemnified against the same (or would, but for the application of an applicable exclusion in the Relevant Documents which expressly applies to such Protected Party (other than clauses 10.1.2(c) and 10.1.2(d) of the Lease), have been indemnified against) under the Relevant Documents.

9.3.3
A Protected Party making or intending to make a claim under clause 9.3.1 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

9.3.4	A Protected Party shall, on receiving a payment from the Borrower under this clause 9.3, notify the Facility Agent.
9.3.5
If any Protected Party becomes aware of any Tax which may give rise to an indemnity obligation on the part of the Borrower under this clause 9.3, such Protected Party shall promptly notify the Borrower thereof and, if requested by the Borrower, shall consult (for a period of not more than 30 days) with the Borrower to consider what action may properly be taken to defend or otherwise resist or mitigate the Tax. If such Protected Party and the Borrower consider that such action should be taken as aforesaid, either such Protected Party will take such action or, if such Protected Party so agrees, the Borrower shall be entitled to take such action in the name of such Protected Party, provided that:

(a)
no such action may be taken by the Borrower or shall be required to be taken by such Protected Party unless adequate provision in respect of the amount to be indemnified and any associated Losses has been made by the Borrower to the reasonable satisfaction of such Protected Party (having regard to the nature and amount to be indemnified); and

(b)
the Borrower shall indemnify such Protected Party in full on demand in respect of any properly incurred Losses suffered or incurred by such Protected Party in connection with any action taken by such Protected Party or the Borrower as aforesaid; and

(c)	no Default, Event of Default or Relevant Event is continuing; and
(d)
such action does not, in the opinion of such Protected Party, give rise to any risk of (i) any criminal or civil liability on its part, (ii) any risk of the sale, loss or forfeiture of the Aircraft or any part thereof or any interest therein or (iii) any damage to the reputation of such Protected Party or any of its Affiliates; and

(e)
if such Protected Party so requires, the Borrower shall have furnished it with a legal opinion (from independent counsel reasonably acceptable to such Finance Party) confirming the reasonable likelihood of such action being determined in favour of such Protected Party.

Each Protected Party shall be entitled to prohibit participation by the Borrower in the defence of a Tax if such Protected Party considers, acting reasonably, that it is necessary that such defence be conducted by it and its own advisers, provided that notwithstanding such prohibition the Protected Party shall continue to keep the Borrower informed of developments relating to such defence.
Failure by any Protected Party to comply with any of the foregoing provisions of this clause 9.3.5 shall not prejudice or discharge any of the indemnity obligations of the Borrower under this clause 9.3.
9.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(b) that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall, provided no Default is continuing, pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
9.5	Indemnities on after Tax basis
9.5.1
If and to the extent that any sum payable to any Indemnitee by the Borrower under any Relevant Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Taxation suffered thereon, for that Indemnitee to discharge the corresponding liability to a third party, or to reimburse that Indemnitee for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Indemnitee such additional sum as (after taking into account any Taxation suffered by that Indemnitee on such additional sum) shall be required to make up the relevant deficit.

9.5.2
If and to the extent that any sum (the indemnity sum) constituting (directly or indirectly) an indemnity to any Indemnitee but paid by the Borrower to any person other than that Indemnitee, shall be treated as taxable in the hands of the Indemnitee, the Borrower shall pay to that Indemnitee such sum (the compensating sum) as (after taking into account any Taxation suffered by that Indemnitee on the compensating sum) shall reimburse that Indemnitee for any Taxation suffered by it in respect of the indemnity sum.

9.5.3
For the purposes of this clause 9.5 a sum shall be deemed to be taxable in the hands of a Indemnitee if it falls to be taken into account in computing the profits or gains of that Indemnitee for the purposes of Taxation and, if so, that Indemnitee shall be deemed to have suffered Taxation on the relevant sum at the rate of Taxation applicable to that Indemnitee's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Taxation.

9.6	Stamp taxes
The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any and all Losses that Finance Party incurs in relation to any and all stamp duty, documentary, registration and other similar Taxes payable in respect of any Relevant Document or any of the transactions contemplated thereby.
9.7	Value added tax
All amounts (including in respect of fees, costs and expenses and other Losses) set out or expressed in a Relevant Document to be payable by any Party to a Finance Party are exclusive of any VAT which is payable in respect thereof. If VAT is payable in respect thereof, the Borrower shall pay the full amount due under that Relevant Document and shall in addition pay all such VAT and indemnify each Finance Party against any claim for the same. The relevant Finance Party shall, promptly following request of the paying Party, provide an appropriate VAT invoice to such Party (provided that any failure to do so shall not prejudice or discharge any obligation of the Borrower under this clause 9.7).
10	Representations and warranties
The Borrower makes the representations and warranties set out in this clause 10 on the date of this Agreement.
10.1	Status
10.1.1	It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
10.1.2	It has the power to own its assets and carry on its business as it is being conducted.
10.1.3
Its Centre of Main Interests is in England and Wales. It has no "establishment" (as that term is used in the Insolvency Regulation) in any other jurisdiction.  Its central management, decision making, the places of residence of its directors, administration and the place at which meetings of its board of directors are held, are at all times situated in England and Wales.

10.2	Binding obligations
The obligations expressed to be assumed by it in its Party Documents are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 3, legal, valid, binding and enforceable obligations.
10.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, its Party Documents do not and will not conflict with:
(a)	any Applicable Law applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.
10.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, its Party Documents and the transactions contemplated by its Party Documents.
10.5	No other business
It has not:
(a)	carried on any business other than the transactions contemplated by the Relevant Documents and any business incidental thereto; or
(b)
entered into any contract or agreement with any person or otherwise created or incurred, any liability to any person, in each case other than as provided for in or contemplated by the Relevant Documents and the documents contemplated thereby or other than such liabilities with respect to Taxes, ordinary operating costs and overhead expenses as have arisen or may arise in the ordinary course of its business as referred to in paragraph (a) above; or

(c)	had any employees.
10.6	No Default
No Default has occurred and is continuing.
10.7	Validity and admissibility in evidence
10.7.1	All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in its Party Documents; and
(b)	to make its Party Documents admissible in evidence in any relevant jurisdiction, have been obtained or effected and are in full force and effect.
10.8	Governing law and enforcement
10.8.1
The choice of governing law stipulated in the Relevant Documents is a valid choice and is binding on the Borrower under the laws of, and will be recognised and given effect to by the courts of, its jurisdiction of incorporation, subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 3.

10.8.2
Any judgment in relation to a Relevant Document obtained in the place stipulated therein as having jurisdiction in relation thereto will be recognised and enforced by the courts of its jurisdiction of incorporation, subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 3.

10.9	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make to a Qualifying Lender under any of its Party Documents.
10.10	No filing or stamp taxes
10.10.1
Subject to the following provisions of this clause 10.10, under the laws of its jurisdiction of incorporation it is not necessary or advisable that any of the Relevant Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Relevant Documents or the transactions contemplated thereby.

10.10.2
It is necessary to register with the United Kingdom Companies House particulars of any charges created under the Security Assignment and each Aircraft Mortgage, in each case within 21 days of the execution thereof.

10.10.3	It is necessary to register the Bill of Sale and the Deed of Novation and Restatement with the MPR and the AMR.
10.10.4	It is necessary to record the IDERA with the Aviation Authority in Spain and to register with the International Registry each international interest referred to in paragraph 8 of Schedule 3 Part B.
10.10.5
It is necessary to obtain the unique authorisation codes for the Airframe from the MPR in respect of the registrations with the International Registry of each international interest referred to in paragraph 8 of Schedule 3 Part B (the "Unique Authorisation Codes").

10.11	Pari passu ranking
Its payment obligations under its Party Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
10.12	Title warranty
Subject to the completion of the purchase of the Aircraft pursuant to and in accordance with the Sale Agreement, the Borrower will, on the Utilisation Date and at all times thereafter during the Aircraft Security Period, have full legal and beneficial ownership of and title to the Aircraft, free from any Security other than Permitted Liens.
10.13	Applicable Law
10.13.1	Each Aerocentury Related Party is in compliance with:
(a)	all Applicable Laws relating to corruption or bribery to which it is subject; and
(b)
all other Applicable Laws to which it is subject and in respect of which any non-compliance (i) would, or would be reasonably likely to, have a material adverse effect on its ability to perform its obligations under its Party Documents or (ii) might result in a Security (other than a Permitted Lien) arising over the Aircraft or any other asset or right subject to any of the Security Documents.

10.13.2
No Prohibited Payment has been made or provided, directly or indirectly, by any Aerocentury Related Party, their respective officers or directors or any other person acting on their behalf to, or for the benefit of, any Relevant Authority (or any officer, director or any other person with management responsibilities in, any Relevant Authority) in connection with any Relevant Document.

10.13.3
No Aerocentury Related Party nor any of its directors or officers (or, to the best of its knowledge, any of its Affiliates) is engaged, directly or indirectly, in any activity which is prohibited under the Sanctions, including Specified Sanctioned Dealings.

10.13.4
No Aerocentury Related Party nor any of its Subsidiaries (or, to the best of its knowledge, any director, officer, employer, agent, Affiliate or representative of such Aerocentury Related Party or any of its Subsidiaries) is an individual or entity that is, or is owned or controlled by, or is acting on behalf of a person that is:

(a)	the subject of any Sanctions; or
(b)	located, organised or resident in a country or territory that is, or whose government is, the subject of territorial Sanctions, unless otherwise notified to each Finance Party.
10.13.5
No Aerocentury Related Party has (and, to the best of its knowledge and belief, no director, officer, shareholder, Affiliate and/or legal adviser of any Aerocentury Related Party has) been convicted in a court of any jurisdiction for violation of any laws relating to corruption, money laundering, fraud or any similar laws.

10.14	Survival and Repetition
The representations and warranties in this clause 10 will (a) survive the execution of this Agreement and the Utilisation Date and (b) be deemed to be repeated by the Borrower on the date of the Utilisation Request, on the Utilisation Date and, save for the representations and warranties set out in Clauses 10.6, 10.9 and 10.10, on each Payment Date, in each case with reference to the facts and circumstances then existing.
11	Undertakings
11.1
The Borrower undertakes in favour of each Finance Party in the terms set out in this clause 11, which undertakings (a) shall remain in force throughout the Aircraft Security Period and (b) shall be performed at no cost to any Finance Party.

11.1.1	Performance of obligations
The Borrower shall perform all of its obligations under its Party Documents.
11.1.2	Amendments, etc.
The Borrower shall not, without the prior written consent of the Facility Agent:
(a)	enter into any agreement other than the Relevant Documents;
(b)	agree to any amendment to any Relevant Document;
(c)	release any other party from any of its obligations, or waive any breach of any of the obligations of any other party, under any Relevant Document;
(d)	grant any consent requested by another party (other than a Lenders' Representative) under any Relevant Document;
(e)	exercise any right it may have to terminate any Relevant Document or the leasing of the Aircraft thereunder;
(f)	exercise any other right, discretion, election or option, or give any notice, under any Relevant Document (other than this Agreement);
(g)	consent to any act or omission which would otherwise constitute a breach of any Relevant Document by any other party; or
(h)	exercise any right of set-off under or in relation to any Relevant Document or any payment thereunder (whether pursuant to clause 8.8 of the Lease Agreement or otherwise).
The Borrower shall, if so requested by notice in writing by the Facility Agent, exercise those of its rights, powers or discretions under the Lease as the Facility Agent may require, including proceeding by appropriate court action to enforce performance by the Lessee of its obligations under the Lease, terminating the leasing of the Aircraft under the Lease, taking possession of the Aircraft and otherwise asserting or enforcing its rights as "Lessor" thereunder.
11.1.3	Single Purpose Covenant
The Borrower shall not, without the prior written consent of the Facility Agent:
(a)	carry on any business other than the transactions contemplated by the Relevant Documents and any business incidental thereto;
(b)
enter into any contract or agreement with any person or otherwise create or incur, any liability to any person, in each case other than as provided for in, or contemplated by, the Relevant Documents, and the documents contemplated by the Relevant Documents, other than such liabilities with respect to Taxes, ordinary operating costs and overhead expenses as have arisen or may arise in the ordinary course of its business as referred to in paragraph (a) above;

(c)	have any employees;
(d)
cease to be validly existing and/or in good standing, or cease to be resident for tax purposes, or cease to have its Centre of Main Interests, in its jurisdiction of incorporation as at the date of this Agreement;

(e)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;
(f)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(g)	pay, repay or distribute any dividend or share premium reserve;
(h)	pay any management, advisory or other fee to any Aerocentury Related Party (other than to the Lease Manager pursuant to and in accordance with the Lease Management Agreement);
(i)	issue any shares or alter any rights attaching to its issued shares as at the date of this Agreement;
(j)	make any loan;
(k)	incur any borrowing (other than under this Agreement); or
(l)	repay or prepay any borrowing (other than the Loan).
11.1.4	Authorisations, etc.
(a)	The Borrower shall promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Facility Agent of,
any Authorisation required under any Applicable Law of its jurisdiction of incorporation to enable it to perform its obligations under its Party Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of its Party Documents.
(b)
It shall procure that all relevant protection and perfection filings to be made in its jurisdiction of incorporation in respect of the Security Documents are promptly and timely made, taking account of Applicable Law.

(c)	It shall at all times comply with Applicable Law.
(d)	It shall not make any Prohibited Payment.
(e)
The Borrower will not use, contribute or otherwise make available the proceeds of the Loan for any purpose which is prohibited under the Sanctions, including to any person for the purpose of financing directly or indirectly the activities of any person that (i) is listed on, or owned or controlled by a person that is listed on, or acting on behalf of a person listed on, any list administered by a Sanctions Authority or (ii) is in a country which is subject to Sanctions, to the extent such financing would be prohibited by the Sanctions.

(f)
The Borrower and its directors and officers will not (and the Borrower will take all reasonable steps to ensure that none of its directors, officers or Affiliates will), directly or indirectly, engage in any activity which is prohibited under the Sanctions (unless any such activity is conducted in compliance with a permit, certificate or other approval issued under the Sanctions), including Specified Sanctioned Dealings.

11.1.5	Negative Pledge
The Borrower shall not create (or consent to the creation of) or allow to exist any Borrower's Lien over or with respect to, nor will it sell, transfer or otherwise dispose of, all or any of the Collateral or the Assigned Property or its business or assets, other than (in any such case) as expressly permitted by the terms of the Finance Documents or as may otherwise be agreed in writing by the Facility Agent.
11.1.6	Notification of Default
The Borrower shall notify the Facility Agent of any Default or Relevant Event that is continuing as soon as practicable after becoming aware of its occurrence.
11.1.7	Information: miscellaneous
The Borrower shall promptly supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests) such information regarding its financial condition and business as any Finance Party (through the Facility Agent) may reasonably request.
11.1.8	Notices
The Borrower shall within three (3) Business Days after the receipt by the Borrower of any written notice or other document delivered to it pursuant to the Relevant Documents, deliver a copy to the Facility Agent.
11.1.9	Further Assurance
The Borrower shall execute, acknowledge, deliver, file and register all such additional agreements, instruments, certificates, documents and assurances and perform such other acts or things as the Facility Agent shall reasonably request:
(a)	to maintain the registration of the Aircraft in accordance with the Lease;
(b)
as a consequence of the Cape Town Convention being or becoming Applicable Law in relation to the Borrower, the Lessee, any Permitted Sub-Lessee or the Airframe or any of the Engines, or Spain being a "Contracting State" for the purposes of the Cape Town Convention, including, without limitation, where this paragraph (b) is applicable, for the purposes of effecting registration on the International Registry of (thereby establishing, preserving or varying the priority of) any applicable international interests, prospective international interests, sales, prospective sales, assignments and prospective assignments and the effect of any agreements relating to priority and subordination, each as created by or contemplated by the Relevant Documents, and/or otherwise ensuring the enforceability of the Relevant Documents in the light of the terms of the Cape Town Convention and having regard to the intent and terms of the Relevant Documents and/or protecting the rights and remedies of the Finance Parties thereunder, including (x) executing and submitting, or procuring the execution of and submission of, an irrevocable de-registration and export request authorisation in respect of the Aircraft in favour of the Security Agent to the aviation authority of the State of registry for recordation, and (y) amending, restating, revising, novating, terminating and replacing, executing, re-executing or otherwise adapting any Relevant Document in such a manner as to permit the interests created under the Relevant Documents to constitute international interests to the satisfaction of the Security Agent and consenting to any registrations on the International Registry as requested by the Security Agent, provided that no action shall be required if it (i) would have the effect of materially altering the terms of this Agreement or otherwise involve any re-negotiation of any of the substantive terms of the Relevant Documents or (ii) it would, or would be reasonably likely to, adversely affect the tax treatment of the transactions contemplated by the Relevant Documents (and the Borrower further undertakes that it will not register or attempt to register or discharge or vary any international interest, or make or attempt to make any other registration or any discharge or amendment of any other registration or consent to any such action, on the International Registry, in relation to the Lessee, any Permitted Sub-Lessee, any Finance Party, the Aircraft, the Airframe, the Engines or any Part, unless requested to do so by the Facility Agent); or

(c)	otherwise to give effect to the purposes and intent of the Relevant Documents or the transactions thereby contemplated or to protect the rights and remedies of the Finance Parties thereunder.
Without prejudice to the generality of the foregoing, if requested by the Facility Agent at any time during the Aircraft Security Period, the Borrower shall grant and register in favour of the Security Agent a mortgage over the Aircraft governed by the laws of the State of Registration, and execute, acknowledge, deliver, file and register all such additional agreements, instruments, certificates, documents and assurances and perform such other acts or things as the Facility Agent shall reasonably request in connection therewith, provided that the cost of any registration of such mortgage in the State of Registration shall, to the extent that it exceeds EUR 5,000, be borne by the Lenders (pro rata or as the Lenders may otherwise agree inter se) if: (i) no Event of Default or Termination Event has occurred and is continuing and (ii) the State of Registration is Spain.
11.1.10	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law made after the date of this Agreement;
(b)	any change in the status of the Borrower or the composition of its shareholders after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender (or, in the case of the event described in paragraph (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.
11.1.11	Post-lease responsibility
(a)	During the Post-Lease Responsibility Period for the Aircraft, the Borrower will comply with its obligations relating to the Aircraft as set out in Schedule 8.
(b)
For the period of two years following the expiry of the Aircraft Security Period for the Aircraft, the Borrower shall procure that the Finance Parties are named as additional assureds in relation to the liability insurances for the Aircraft for an amount and on terms otherwise complying with those set out in Schedule 8.

11.1.12	Cape Town Convention
(a)	Definitions
In this Agreement, in the context of any references to the Cape Town Convention, the following expressions have the respective meanings given to them in Article 1 of the Consolidated Text and in the context of any references to the Cape Town UK Regulations, such expressions have the respective meanings given to them in Regulation 5 of the Cape Town UK Regulations:
aircraft engines
aircraft object
aircraft register
airframe
applicable law
assignment
associated rights
chargee
creditor
default
international interest
International Registry
irrevocable de-registration and export request authorisation non-consensual right or interest
prospective international interest
prospective sale
sale
security agreement
security interest
subordination
State of registry
and the expression "situated" will have the meaning given to it in Article 4 of the Consolidated Text.
(b)	Cape Town Default
For the purposes of Article 17(1) of the Consolidated Text (including as incorporated into English law pursuant to Regulation 18 of the Cape Town UK Regulations) each of the events which constitutes an Event of Default is an event that constitutes a default or otherwise gives rise to the rights and remedies specified in Article 12 to 15 and 20 of the Consolidated Text including, for the avoidance of doubt, Article 20(1)(e) (including as incorporated into English law pursuant to Regulation 19, 20, 22, 23 and 25 of the Cape Town UK Regulations).  The parties agree that the Security Agent shall have the remedies referred to in Articles 12(1), 15(1) and 20(1) (including 20(1)(e)) of the Consolidated Text.
(c)	Borrower Cape Town representations
Without prejudice to clause 11.1.9, in respect of each Aircraft Mortgage, the Borrower represents and warrants in favour of the Security Agent as set out below (and such representations and warranties are deemed to be repeated on the date of each Aircraft Mortgage):
(i)	the Airframe is an airframe and an aircraft object; and each Engine is an aircraft engine and an aircraft object for the purposes of Article 10 of the Consolidated Text;
(ii)	the Borrower is situated in the United Kingdom for the purposes of Article 3(1) of the Consolidated Text;
(iii)	the Airframe is registered in the aircraft register of Spain, which is the State of registry of the Airframe for the purposes of Article 3(3) of the Consolidated Text;
(iv)	the Borrower has the power to dispose of the Airframe and each Engine for the purposes of Article 10 of the Consolidated Text;
(v)
each Aircraft Mortgage is a security agreement and the security interest constituted by such Aircraft Mortgage is effective to constitute a valid international interest in favour of the Security Agent as creditor and chargee over the Airframe and each Engine for the purposes of the Cape Town Convention;

(vi)
no international interests or prospective international interests have been registered with the International Registry in relation to the Airframe or any Engine, other than to the extent that the registrations of such international interests or prospective international interests have been discharged on or before the date hereof to the satisfaction of the Security Agent;

(vii)
no sale or prospective sale has been registered with the International Registry in relation to the Airframe or any Engine, other than to the extent that such registration relates to a sale or prospective sale of the Airframe or, as the case may be, Engine that occurred prior to the sale of such aircraft object to the Borrower;

(viii)
no non-consensual right or interest exists in relation to the Airframe or any Engine which, under the laws of (i) the jurisdiction where the Borrower is situated, or (ii) the State of registry of the Airframe, has priority over the international interest constituted in respect of the Airframe or, as applicable, the relevant Engine, in favour of the Security Agent as creditor and chargee pursuant to the Aircraft Mortgage, by virtue of a declaration made by such Borrower jurisdiction or by such State of registry in accordance with Article 52 of the Consolidated Text (including as incorporated into English law by Regulation 18 of the Cape Town UK Regulations).

(d)	Borrower Cape Town Undertakings
The Borrower gives the following undertakings in favour of the Security Agent for the duration of the Aircraft Security Period:
(i)
the Borrower shall cooperate with the Security Agent and will at the Borrower's expense take all actions as may be reasonably requested of it, with respect to effecting registration of any international interest of the Security Agent as creditor and chargee, in respect of each of the Airframe and Engines and the assignment of associated rights and transfer of related international interest in favour of the Security Agent as assignee pursuant to the Security Assignment in priority to all other registrable interests, and shall do all such acts and execute all such documents as may be necessary to perfect and preserve such priority filings and in order to receive the benefit of all rights, powers and remedies permitted by the Consolidated Text;

(ii)
if an Engine is replaced by a replacement engine purchased in accordance with clause 14.3 of the Lease, the Borrower and the Security Agent shall, on or prior to title to the replacement engine being vested in the Borrower, take such steps as shall be available to them under the terms of the Consolidated Text (including as incorporated into English law by Regulation 17 of the Cape Town UK Regulations) and as are necessary:

(A)
to constitute in favour of the Security Agent as a creditor and a chargee, an international interest in the replacement engine, including (but not limited to) entering into a supplemental aircraft mortgage with the Security Agent in respect of such the replacement engine in substantially the form of each Aircraft Mortgage in respect of the replaced Engine; and

(B)	to register such international interest in accordance with Chapter V of the Consolidated Text (including as incorporated into English law by Regulation 17 of the Cape Town UK Regulations); and
(iii)
the Borrower shall procure that the Lessee shall, on the Utilisation Date or as soon as practicable after the Utilisation Date, execute and deliver to the Aviation Authority (being the registry authority for the purposes of the Cape Town Convention) the IDERA in favour of the Security Agent.

11.1.13	Lessee Deregistration Power of Attorney
The Borrower shall not (without the Facility Agent's consent) exercise any rights or otherwise act under the Lessee Deregistration Power of Attorney until the end of the Aircraft Security Period.
11.1.14	Effective Time Notice
The Borrower shall not execute the Effective Time Notice without the Facility Agent's prior consent.
11.2	Finance Party undertakings
11.2.1
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence relating to that Lender or its Affiliates as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.

11.2.2	Each of the Finance Parties severally agrees that:
(a)	provided no Event of Default is continuing, it will not interfere with the quiet use, possession and enjoyment of the Aircraft by the Borrower; and
(b)	provided no Event of Default or Termination Event is continuing, it will not interfere with the quiet use, possession and enjoyment of the Aircraft by the Lessee.
The exercise by any Finance Parties of their rights under the Relevant Documents shall not constitute such interference.
12	Events of default and Total Loss Prepayment Event
12.1	Each of the events and circumstances set out in clause 12.1 is an Event of Default.
12.1.1	Non-Payment
The Borrower, the Guarantor or the Lease Manager fails to pay any amount due from it under any of its Party Documents in the currency and in the manner stipulated on the due date, unless such amount is paid in the currency and in the manner stipulated within 2 Business Days (in the case of any amount of principal or interest) or 5 Business Days (in any other case) following the due date.
12.1.2	Events of default with no grace period
(a)	The Borrower breaches any of its obligations under any of clauses 3.4 (Conditions subsequent), 11.1.2 (Amendments, etc.), 11.1.3 (Single purpose covenant) and/or 11.1.5 (Negative pledge).
(b)
Other than pursuant to the Share Charge, the Guarantor creates (or consents to the creation of) any Security over or with respect to the shares in the Borrower or sells, transfers or otherwise disposes of any such shares.

12.1.3	Other Obligations
The Borrower, the Guarantor or the Lease Manager commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under its Party Documents (other than as referred to elsewhere in this clause 12.1) and, in respect of any such breach or omission which is capable of remedy, such action as the Facility Agent may require to remedy such default shall not have been taken within thirty days (or such longer period as may be agreed by the Facility Agent) of the earlier of (a) the Borrower, the Guarantor or the Lease Manager becoming aware of such default and (b) the Facility Agent notifying the Borrower, the Guarantor or the Lease Manager of such default and of such required action.
12.1.4	Misrepresentations
Any representation made by the Borrower, the Guarantor or the Lease Manager in any of its Party Documents or which is contained in any document or certificate furnished under or in connection with its Party Documents proves to have been incorrect in any respect on the date as of which it was made unless the Borrower, the Guarantor or, as the case may be, the Lease Manager takes such steps as the Facility Agent may require to correct such misrepresentation within thirty days (or such longer period as may be agreed by the Facility Agent) of the earlier of (a) the Borrower, the Guarantor or the Lease Manager becoming aware of such misrepresentation and (b) being requested to do so.
12.1.5	Insolvency
(a)
The Borrower, the Guarantor or the Lease Manager is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;

(b)	The value of the assets of the Borrower, the Guarantor or the Lease Manager is less than its liabilities (taking into account contingent and prospective liabilities); or
(c)	A moratorium is declared in respect of any Indebtedness of the Borrower, the Guarantor or the Lease Manager,
provided that no Event of Default shall arise under this clause 12.1.5 in relation to the insolvency of the Lease Manager if it is replaced within thirty (30) days by a replacement lease manager acceptable to the Facility Agent to the extent that there is no material adverse effect on the Finance Parties during such thirty (30) day period.
12.1.6	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step are taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or dissolution of the Borrower, the Guarantor or the Lease Manager;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower, the Guarantor or the Lease Manager;
(c)
the appointment of a liquidator, receiver, administrative receiver, examiner, administrator, compulsory manager or other similar officer in respect of the Borrower, the Guarantor or the Lease Manager or any of their respective assets; or

(d)	enforcement of any Security over any assets of the Borrower, the Guarantor or the Lease Manager, or any analogous action, proceedings, procedure or step is taken in any jurisdiction; provided that any Proceedings shall not constitute an Event of Default if (i) they are taken by any party other than the Borrower, the Guarantor or the Lease Manager or any of their respective shareholders, directors or Affiliates and the Borrower, the Guarantor or the Lease Manager is able to demonstrate to the reasonable satisfaction of the Facility Agent that such Proceedings are being contested in good faith by the Borrower, the Guarantor or, as the case may be, the Lease Manager or are frivolous or vexatious and, in any event, such Proceedings are discharged, cancelled, stayed on a permanent basis or dismissed within 7 days, or (ii) they are taken in relation to the Lease Manager and the Lease Manager is replaced within thirty (30) days by a replacement lease manager acceptable to the Facility Agent to the extent that there is no material adverse effect on the Finance Parties during such thirty (30) day period.
12.1.7	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower, the Guarantor or the Lease Manager, provided that no Event of Default shall arise under this clause 12.1.7 in relation to any such expropriation, attachment, sequestration, distress or execution in respect of any asset or assets of the Lease Manager if the Lease Manager is replaced within thirty (30) days by a replacement lease manager acceptable to the Facility Agent to the extent that there is no material adverse effect on the Finance Parties during such thirty (30) day period.
12.1.8	Repudiation
The Borrower, the Guarantor or the Lease Manager repudiates any of its Party Documents or evidences an intention to repudiate any of its Party Documents (provided that no Event of Default shall arise under this clause 12.1.8 in relation to a repudiation by the Lease Manager in its capacity as the Lease Manager if it is replaced within thirty (30) days by a replacement lease manager acceptable to the Facility Agent).
12.1.9	Cross-default
(a)	Subject to clause 10 (Remarketing period) of the Proceeds Deed (if applicable), a Termination Event occurs and is continuing under the Lease.
(b)	A "Companion Aircraft Event of Default" occurs and is continuing under any Companion Aircraft Relevant Document.
(c)
Subject to clause 10 (Remarketing period) of the Proceeds Deed (as such term is defined in the Companion Aircraft Senior Loan Agreement) (if applicable), a "Companion Aircraft Termination Event" occurs and is continuing under the Companion Aircraft Lease Agreement.

12.1.10	Cessation of business
The Borrower, the Guarantor or the Lease Manager suspends or ceases or threatens to suspend or cease to carry on its business; provided that no Event of Default shall arise under this clause 12.1.10 in relation to the cessation of business of the Lease Manager if it is replaced within thirty (30) days by a replacement lease manager acceptable to the Facility Agent to the extent that there is no material adverse effect on the Finance Parties during such thirty (30) day period.
12.1.11	Post-Lease responsibility
During the Post-Lease Responsibility Period for the Aircraft, the Borrower breaches any of its obligations in paragraphs 1, 2.2, 2.3, 2.4 and/or 4 of Schedule 8. For the avoidance of doubt, any breach by the Borrower of its obligations in any other paragraph of Schedule 8 shall be an Event of Default in accordance with and subject to the provisions of clause 12.1.3.
12.2	Lenders' rights
12.2.1	On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel any obligation to disburse the Total Facility Commitments not previously disbursed, whereupon they shall immediately be cancelled; and/or
(b)
subject to clause 10 (Remarketing period) of the Proceeds Deed, (if applicable), declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable, whereupon they shall become immediately due and payable.

12.2.2	If at any time an Event of Default is continuing, all Proceeds obtained by the Finance Parties shall be applied in accordance with the Proceeds Deed.
12.2.3	Notwithstanding any other provision of any Relevant Document, no Finance Party shall have any obligation to pay to any Obligor any amount at any time at which a Default is continuing.
12.3	Total Loss Prepayment Event
Notwithstanding any other provision of the Relevant Documents, if the Aircraft suffers a Total Loss (a) the Borrower shall prepay the Loan on or before the Total Loss Payment Date under the Lease and (b) all Total Aircraft Commitments shall automatically be cancelled.
13	Indemnities
13.1	Currency indemnity
13.1.1
If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; or
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within five Business Days of written demand, indemnify each Indemnitee to whom that Sum is due against any and all Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.  Any amount due from the Borrower under this Clause 13.1.1 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any Relevant Document.
13.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2	Operational Indemnity
13.2.1
The Borrower shall from time to time within five Business Days of demand indemnify each Indemnitee for all costs and expenses of or arising from the matters referred to in paragraph (a) below and indemnify and hold harmless each Indemnitee from and against all Losses:

(a)
relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of the design, manufacture, testing, sale, purchase, delivery, import, export, registration, ownership, possession, control, use, operation, leasing pursuant to the Lease, sub-leasing, wet leasing, insurance, maintenance, repair, refurbishment, condition, service, overhaul, modification, change, alteration, loss, damage, removal, storage or re-delivery of, in or to the Aircraft or any part thereof, or otherwise in connection with the Aircraft or any part thereof, or relating to loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the above matters;

(b)
which may at any time be made or brought on the ground that any design, article or material in the Aircraft or any part thereof or the operation or use thereof constitutes an infringement of any patent or other intellectual property right;

(c)
which may at any time be incurred by such Indemnitee in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft or any part thereof, or in securing the release of the Aircraft or any part thereof from any such occurrence;

(d)
representing costs, expenses or other amounts representing Losses which the Borrower has agreed to pay and which shall be claimed from or paid by any Indemnitee, and against any Losses incurred by any Indemnitee by reason of any delay or failure of the Borrower to pay any such costs, expenses or other amounts and/or which are otherwise sustained or incurred by such Indemnitee as a consequence of any default by the Borrower in the due and punctual performance of any of its obligations under any of the Relevant Documents; and/or

(e)	any Total Loss in relation to the Aircraft, the Airframe or any Engine or any part of the Aircraft, the Airframe or any Engine.
13.2.2	The indemnities in clause 13.2.1 shall not extend to any Losses:
(a)
which represent ordinary and usual operating and overhead expenses of any Finance Party suffering or incurring such Losses other than any such expense caused directly or indirectly by the occurrence of a Default or Relevant Event; or

(b)
suffered by an Indemnitee as a result of a breach by such Indemnitee of any of its express obligations under any of the Relevant Documents to which it is a party (not caused by the breach or misrepresentation of any other party to the Relevant Documents under or in respect of the Relevant Documents or the gross negligence or fraudulent or wilful misconduct of any such other party); or

(c)	to the extent that such Losses would not have arisen or been suffered or incurred by any Indemnitee, but for the wilful misconduct or gross negligence on the part of such Indemnitee; or
(d)
resulting out of or arising from any Taxes or a loss of Tax benefits or increases in Tax liability (without prejudice to the Finance Parties' rights in respect thereof under this Agreement or the Relevant Documents); or

(e)	which in accordance with the terms of any of the Relevant Documents the relevant Finance Party has agreed to bear or which are expressed therein to be for the relevant Finance Party's own account.
13.3	Miscellaneous Indemnities
The Borrower shall, within five Business Days' of written demand, indemnify each Indemnitee against any and all Losses incurred by that Indemnitee as a result of:
13.3.1
the occurrence or continuance of any Default or Relevant Event (including, for the avoidance of doubt and without limitation, Losses incurred in relation to any repossession, sale and/or re-lease of the Aircraft by the Security Agent or in carrying out any work or modification required to put the Aircraft into a condition acceptable to a purchaser or lessee or in storing, insuring and maintaining the Aircraft following any repossession);

13.3.2	any person (other than an Indemnitee) bringing or seeking to bring a claim against any Obligor with respect to any claim for breach by any Obligor of any obligation under any Relevant Document;
13.3.3	a failure by any Obligor to pay any amount due under a Relevant Document on its due date or to perform any other obligation under a Relevant Document when due;
13.3.4
in the case of a Lender, funding, or making arrangements to fund, its participation in the Loan (including entering into any deposits, hedging arrangements and swaps (internally and/or with third parties) to effect or maintain all or any of its Contributions in the Loan) once requested by the Borrower in a Utilisation Request but the Loan not being advanced (or being advanced other than on the proposed Utilisation Date specified in the relevant Utilisation Request) by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

13.3.5
in connection with the protection, preservation and enforcement of the Security constituted by the Security Documents and/or the protection, preservation and enforcement of the rights of any of the Indemnitees under the Relevant Documents.

Notwithstanding the foregoing, the Borrower need not indemnify an Indemnitee under this clause 13.3 to the extent that the relevant Losses (a) are caused solely by the gross negligence or wilful misconduct of that Indemnitee or (b) are attributable to a breach by that Indemnitee of its express obligations under any of the Relevant Documents to which it is a party (not caused by a breach or misrepresentation of any other party to such Relevant Documents under or in respect of the Relevant Documents or the gross negligence or fraudulent or wilful misconduct of any such other party) or (c) have already been indemnified pursuant to another indemnity provision of this Agreement or any other Relevant Document.
13.4	Indemnity to the Lenders' Representatives
The Borrower shall promptly indemnify each Lenders' Representative against any and all Losses incurred by such Lenders' Representative (acting reasonably) as a result of (a) investigating any event which it reasonably believes to be a Default or a Relevant Event or (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
13.5
The Borrower shall indemnify the Security Agent promptly upon receipt of a written demand for any costs and expenses incurred by it in taking any action required of it pursuant to either of clauses 3.5 (Assignment) and 9 (Further Assurance) (or any equivalent provision) of the Security Assignment or either of clause 7.1 (Release/Discharge of Mortgage Agreement) (or any equivalent provision) of the Aircraft Mortgage.

14	Changes in circumstances; mitigation
14.1	Illegality and change in law
14.1.1	Without prejudice to clause 14.5, if:
(a)
at any time (i) there is an Applicable Law binding upon any Party or any Obligor in the jurisdiction in which it is formed or has its principal office or Facility Office or in which any action is required to be performed by it for the purposes of this Agreement or any other Relevant Document which renders it unlawful for that Party or Obligor to perform any of its obligations or to exercise any of its rights, under this Agreement or any of the other Relevant Documents or, in the case of any Lender, for that Lender to contribute to or maintain or fund its Commitment and/or Contribution or any part of any of them, including any unlawfulness or illegality giving rise to any economic or financial sanctions administered or enforced by any Sanctions Authority or (ii) a Party or the Lessee (or any Affiliate of a Party or the Lessee) receives written notice or advice from a Sanctions Authority that penalties will be imposed by a Sanctions Authority as a result of the Loan or any other business or financial relationship with another Party or the Lessee (or any Affiliate of any Party or the Lessee); or

(b)	by reason of any change in Applicable Law, the rights of the Finance Parties under the Finance Documents are or will be materially and adversely affected; or
(c)
by reason of any change in Applicable Law, any Security Document shall cease to constitute duly perfected and enforceable first priority Security in accordance with the terms thereof over any of the relevant Collateral or Assigned Property, the Facility Agent or, as the case may be, the Borrower shall forthwith notify the other Parties and (prior to the Lease Termination Date) the Lessee thereof and the Facility Agent shall be entitled by written notice (Notice) to the Borrower and (prior to the Lease Termination Date) the Lessee either:
(i)	to cancel the Total Aircraft Commitments; or
(ii)
if such event occurs after the Utilisation Date, to require the Borrower to prepay the Loan together with all interest accrued thereon and all other amounts then due and owing under the terms of this Agreement, in each such case on the Relevant Date.
14.1.2	In this clause 14.1, Relevant Date means the later of:
(a)	the date of the Notice; and
(b)	a future date specified in the Notice being prior to:
(i)	the date on which the unlawfulness referred to in clause 14.1.1(a) takes effect; or
(ii)	the date on which the change in Applicable Law referred to in clauses 14.1.1(b) or 14.1.1(c) takes effect.
14.2	Increased Costs
14.2.1
Subject to clause 14.4 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)
arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law or (ii) compliance with any Applicable Law made after this Agreement;

(b)	is a Basel 3 Increased Cost;
(c)
arises as a result of the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act; and/or

(d)	arises as a result of the implementation or application of, or compliance with, CRD IV or any law or regulation that implements or applies CRD IV.
14.2.2	In this Agreement Increased Costs means:
(a)	a reduction in the rate of return from the Facility or the Loan or on a Finance Party's (or its Affiliate's) overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations or the Loan under any Finance Document.
14.3	Increased Cost claims
14.3.1
A Finance Party intending to make a claim pursuant to clause 14.2 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify in writing the Borrower and (prior to the Lease Termination Date) the Lessee.

14.3.2
Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount and the calculation of its Increased Costs.  The Facility Agent shall make such demand if the Borrower so requests and promptly provide the Borrower with a copy of any certificate that it receives.

14.4	Exceptions
14.4.1	Clause 14.2 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;
(b)
compensated for by clause 9.3 (Tax indemnity) (or would have been compensated for under clause 9.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 9.3.2 applied);

(c)
attributable to a breach by the relevant Finance Party of any of its express obligations under any of the Relevant Documents to which it is a party (not caused by the breach or misrepresentation of any other party to the Relevant Documents under or in respect of the Relevant Documents or the gross negligence or fraudulent or wilful misconduct of any such other party); or

(d)	attributable to the gross negligence or wilful breach by the relevant Finance Party or its Affiliates of any Applicable Law; or
(e)
a Basel 2 Increased Cost, unless such Increased Cost is also the consequence of the introduction of, or any change in, or in the interpretation, administration or application of, any Applicable Law which is not a Basel 2 Regulation.

14.5	Mitigation
14.5.1
Each Finance Party shall, in consultation with the Borrower and (prior to the Lease Termination Date) the Lessee (such consultation to be for a maximum period of 45 days, or such lesser period as may be required by Applicable Law), take such reasonable steps it can take to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 9 (Tax gross-up and indemnities) and clause 14 (Changes in circumstances; mitigation) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

14.5.2	Clause 14.5.1 above does not in any way limit the obligations of the Obligors under the Relevant Documents.
14.6	Limitation of liability
14.6.1	The Borrower shall indemnify each Finance Party for all Losses reasonably incurred by that Party as a result of steps taken by it under clause 14.5 (Mitigation).
14.6.2	A Finance Party is not obliged to take any steps under clause 14.5 (Mitigation) if, in the opinion of that Finance Party, to do so might be prejudicial to it.
14.6.3	No Finance Party has any liability for any failure to mitigate or reduce any relevant liability pursuant to clause 14.5 (Mitigation).
14.7	Third Parties Act
The Lessee may rely on clauses 14.1 (Illegality and change in law), 14.3 (Increased Cost claims) and 14.5 (Mitigation) and may enforce their terms under the Third Parties Act.
15	Limitation on recourse
Clause 3 (Limitation on recourse) of the Proceeds Deed applies to this Agreement, mutatis mutandis, as if set out in full herein and as if references to "this Deed" were references to this Agreement.
16	Assignment, transfers and lending offices
16.1	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, the Parties.
16.2	No assignment by Borrower
The Borrower shall not assign or transfer all or any of its rights and/or obligations under its Party Documents without the prior written consent of all of the Lenders.
16.3	Assignments and transfers by the Lenders
Subject to this clause 16, a Lender (the Existing Lender) may:
16.3.1	assign any of its rights; or
16.3.2	transfer by novation any of its rights and obligations,
under the Relevant Documents to (i) if no Default has occurred and is continuing, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or (ii) if an Event of Default has occurred and is continuing, to any person (in each case, the "New Lender"). Any partial assignment or transfer shall be pro rata as between all the Existing Lender's Commitments and/or Contributions in respect of the Loan.
Any such assignment or transfer shall be (a) at the Borrower's cost if it is (i) made pursuant to any mitigation provision of the Relevant Documents, (ii) made while an Event of Default or a Termination Event is continuing or (iii) required by any Applicable Law and (b) otherwise at no cost to the Borrower.
16.4	Conditions of assignment or transfer
16.4.1	Without prejudice to the provisions of clause 16.4.4, the consent of the Borrower is not required for an assignment or transfer by an Existing Lender.
16.4.2	An assignment will only be effective on:
(a)
receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender; and

(b)
performance by the Facility Agent of all necessary "know your customer" or other similar checks under all Applicable Laws in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

16.4.3	A transfer will only be effective if the procedure set out in clause 16.7 (Procedure for transfer) is complied with.
16.4.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Relevant Documents or changes its Facility Office; and
(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 9 (Tax gross-up and indemnities) or clause 14.2 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive (and the Borrower shall only be required to make) payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been entitled (and the Borrower would have been obliged to pay), had the assignment, transfer or change not occurred.
16.4.5
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Relevant Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with the Relevant Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

16.5	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 3,500.
16.6	Limitation of responsibility of Existing Lenders
16.6.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;
(b)	the financial condition of the Obligors;
(c)	the performance and observance by the Obligors of their obligations under the Relevant Documents or any other documents;
(d)	the application of any Basel 2 Regulation to the transactions contemplated by the Relevant Documents; or
(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Relevant Document or any other document, and any representations or warranties implied by any Applicable Law are excluded.
16.6.2	Each New Lender confirms to the Existing Lender and the other Relevant Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of:
(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(ii)	the application of any relevant Basel 2 Regulation to the transactions contemplated by the Relevant Documents, and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Relevant Document; and
(b)	will continue to make its own independent appraisal of:
(i)	the creditworthiness of the Obligors and their related entities; and
(ii)	the application of any relevant Basel 2 Regulation to the transactions contemplated by the Relevant Documents, whilst any amount is or may be outstanding under the Relevant Documents or any Commitment is in force.
16.6.3	Nothing in any Relevant Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 16; or
(b)
support any Losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under its Party Documents or by reason of the application of any Basel 2 Regulation to the transactions contemplated by the Relevant Documents or otherwise.

16.7	Procedure for transfer
16.7.1
Subject to the conditions set out in clause 16.4 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 16.7.4 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to clause 16.7.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

16.7.2
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all Applicable Laws relating to the transfer to such New Lender.

16.7.3	Each of the Lenders and the Borrower hereby appoint the Facility Agent to execute on their behalf any Transfer Certificate delivered to it in accordance with clause 16.7.1.
16.7.4	On the Transfer Date:
(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Relevant Documents each of the Existing Lender and the Borrower shall be released from further obligations towards one another under the Relevant Documents and their respective rights against one another under the Relevant Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)
each of the New Lender and the Borrower shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)
the New Lender and other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Relevant Documents; and

(d)	the New Lender shall become a Party as a "Lender".
16.8	Copy of Transfer Certificate to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
17	Role of the Facility Agent
17.1	Appointment of the Facility Agent
17.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Relevant Documents.
17.1.2
Each other Finance Party authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Relevant Documents together with any other incidental rights, powers, authorities and discretions.

17.2	Duties of the Facility Agent
17.2.1	The Facility Agent's duties under and in relation to the Relevant Documents are solely mechanical and administrative in nature.
17.2.2	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
17.2.3
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

17.2.4
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

17.2.5
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

17.2.6
Except as specifically provided in the Finance Documents, the Facility Agent has no obligations of any kind to any other Party under or in connection with the Relevant Documents (and no obligations shall be implied).

17.3	[Intentionally blank]
17.4	[Intentionally blank]
17.5	No fiduciary duties
Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.  The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
17.6	Business with the Obligors
The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any Aerocentury Related Party.
17.7	Rights and discretions of the Facility Agent
17.7.1	The Facility Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
17.7.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, trustee for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 12.1.1 (Non-payment)); and
(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
17.7.3	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other professional advisers or experts.
17.7.4	The Facility Agent may act in relation to the Relevant Documents through its personnel and agents.
17.7.5	The Facility Agent may disclose to any other Party or Obligor any information it reasonably believes it has received as agent under the Relevant Documents.
17.7.6
Notwithstanding any other provision of any Relevant Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any Applicable Law or a breach of a fiduciary duty or duty of confidentiality.

17.8	Majority Lenders' instructions
17.8.1
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it under the Relevant Documents in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it under the Relevant Documents) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

17.8.2	Unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders will be binding on all the Finance Parties.
17.8.3
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any Losses (together with any associated VAT) which it may incur in complying with the instructions.

17.8.4
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

17.8.5	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
17.9	Responsibility for documentation
The Facility Agent is not responsible:
17.9.1
for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or any Obligor, any Aerocentury Related Party or any other person given in or in connection with any Relevant Document;

17.9.2
for the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document;

17.9.3	for the application of any Basel 2 Regulation to the transactions contemplated by the Relevant Documents; or
17.9.4
for any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by any Applicable Law relating to insider dealing or otherwise.

17.10	Exclusion of liability
17.10.1
Without limiting clause 17.10.2, neither Lenders' Representative will be liable for any action taken by it under or in connection with any Relevant Document, unless directly caused by its gross negligence or wilful misconduct.

17.10.2
No Party (other than the relevant Lenders' Representative) may take any proceedings against any officer, employee or agent of a Lenders' Representative in respect of any claim it might have against such Lenders' Representative or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Lenders' Representatives may rely on this clause subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

17.10.3
The Lenders' Representatives will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Relevant Documents to be paid by such Lenders' Representative if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Lenders' Representative for that purpose.

17.10.4
Nothing in this Agreement shall oblige the Lenders' Representatives to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Lenders' Representatives that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Lenders' Representatives.

17.11	Lenders' indemnity to the Lenders' Representatives
Each Lender shall (in proportion to its share of the Total Facility Commitments or, if the Total Facility Commitments are then zero, to its share of the total Contributions) indemnify the Facility Agent, within three Business Days of demand, against any Losses incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under or in connection with the Relevant Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Relevant Document).
17.12	Resignation of the Facility Agent
17.12.1	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties and (prior to the Lease Termination Date) the Lessee.
17.12.2
Alternatively the Facility Agent may resign by giving notice to the other Parties and (prior to the Lease Termination Date) the Lessee, in which case the Majority Lenders (after consultation with the Borrower and (prior to the Lease Termination Date) the Lessee) may appoint a successor Facility Agent.

17.12.3
If the Majority Lenders have not appointed a successor Facility Agent in accordance with clause 17.12.2 within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower and (prior to the Lease Termination Date) the Lessee) may appoint a successor Facility Agent.

17.12.4
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records, enter into such agreements and make such filings and otherwise provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Relevant Documents.

17.12.5	The resignation notice of a Facility Agent shall only take effect upon the appointment of a successor.
17.12.6
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Relevant Documents but shall remain entitled to the benefit of this clause 17. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

17.12.7
After consultation with the Borrower and (prior to the Lease Termination Date) the Lessee, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with clause 17.12.2. In this event, the Facility Agent shall resign in accordance with clause 17.12.2.

17.13	Confidentiality
17.13.1
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

17.13.2
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

17.14	Relationship with the Lenders
The Facility Agent may treat any person shown in its records as a Lender at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:
(a)	entitled to or liable for any payment due under any Relevant Document on that day; and
(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Relevant Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
17.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:
17.15.1	the financial condition, status and nature of each Obligor;
17.15.2
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

17.15.3	the application of any Basel 2 Regulation to the transactions contemplated by the Relevant Documents;
17.15.4
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its assets or any other party or any of such other party's assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document; and

17.15.5
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Relevant Document, the transactions contemplated by the Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document.

17.16	Deduction from amounts payable by the Lenders' Representatives
If any Party owes an amount to either Lenders' Representative under the Relevant Documents the Lenders' Representatives may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which either Lenders' Representative would otherwise be obliged to make under the Relevant Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Relevant Documents that Party shall be regarded as having received any amount so deducted.
18	Conduct of business by the Finance Parties
No provision of any Relevant Document will:
18.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
18.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
18.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
19	Sharing among the Finance Parties
19.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 20 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Relevant Documents then:
19.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;
19.1.2
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by a Lenders' Representative and distributed in accordance with clause 20 (Payment mechanics), without taking account of any Tax which would be imposed on either Lenders' Representative in relation to the receipt, recovery or distribution; and

19.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 20.4 (Partial payments).

19.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 20.4 (Partial payments).
19.3	Recovering Finance Party's rights
On a distribution by the Facility Agent under clause 19.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
19.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
19.4.1
each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

19.4.2	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
19.5	Exceptions
19.5.1	This clause 19 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the Borrower.
19.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and
(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

20	Payment mechanics
20.1	Payments to the Facility Agent
20.1.1
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

20.1.2
Payment shall be made to the Dollar Account or to such other account in the principal financial centre of the country of the relevant currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

20.2	Distributions by the Lenders' Representatives
Each payment received by a Lenders' Representative under the Finance Documents for another Party shall, subject to clause 20.3 (Clawback) be made available by such Lenders' Representative as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to such Lenders' Representative by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).
20.3	Clawback
20.3.1
Where a sum is to be paid to the Facility Agent under the Relevant Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

20.3.2
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

20.4	Partial payments
20.4.1
If a Lenders' Representative receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Relevant Documents, the relevant Lenders' Representative shall apply that payment towards the obligations of the Obligors under the Relevant Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lenders' Representatives under the Finance Documents;
(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
20.4.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in clause 20.4.1(b) to 20.4.1(d).
20.4.3	Clauses 20.4.1 and 20.4.2 will override any appropriation made by an Obligor.
20.5	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
20.6	Business Days
20.6.1
When any payment under any Relevant Document would otherwise be due on a day which is not a Business Day, the due date for payment shall be extended to the next following Business Day, unless such Business Day falls in the next calendar month, in which case payment shall be made on the immediately preceding Business Day.

20.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
20.7	Currency of account
20.7.1	Subject to clauses 20.7.3 to 20.7.5, the currency of account and payment for any sum due from an Obligor under any Relevant Document is Dollars.
20.7.2	A repayment of the Loan or an Unpaid Sum or a part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or relevant Unpaid Sum is denominated.
20.7.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
20.7.4	Each payment in respect of Losses or Taxes shall be made in the currency in which the Losses or Taxes are incurred.
20.7.5	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.
21	Set-off
A Finance Party may set off any matured obligation due from the Borrower under the Relevant Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
22	Notices
Any communication to be made under or in connection with this Agreement shall be made in accordance with clause 12 (Notices) of the Proceeds Deed, which shall apply to this Agreement, mutatis mutandis, as if set out in full herein and as if references to "this Deed" were references to this Agreement.
23	Calculations and certificates
23.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Relevant Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
23.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Relevant Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
23.3	Day count convention
23.3.1
Subject to clause 23.3.2, any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

23.3.2	Any interest accruing on the Loan will accrue from day to day and is calculated on the basis of a year of 360 days consisting of 12 months of 30 days each.
24	Confidentiality
Clause 11.7 (Confidentiality) of the Proceeds Deed applies to this Agreement, mutatis mutandis, as if set out in full herein and as if references to "this Deed" were references to this Agreement.
25	Partial invalidity; remedies and waivers
25.1
If, at any time, any provision of the Relevant Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.2
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Relevant Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26	Amendments and waivers
26.1	Required consents
26.1.1
Subject to clause 26.2 (Exceptions) any term of the Relevant Documents may be amended or waived only with the consent of the Majority Lenders, the Borrower and (prior to the Lease Termination Date) the Lessee and any such amendment or waiver will be binding on all Parties.

26.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.
26.2	Exceptions
26.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of "Majority Lenders" in clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Relevant Documents;
(c)	a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	an increase in or an extension of any Commitment;
(e)	a change in the currency in which any amount is payable under the Relevant Documents;
(f)	any provision which expressly requires the consent of all the Lenders;
(g)	clause 2.3 (Finance Parties' rights and obligations), clause 16 (Assignment, transfers and lending offices) or this clause 26; or
(h)	any Security Document,
shall not be made without the prior consent of all the Lenders.
26.2.2
An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Facility Agent or the Security Agent respectively.

26.3	Third Parties Act
The Lessee may rely on clause 26.1 (Required consents) of this Agreement and may enforce its terms under the Third Parties Act.
27	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
28	Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.
29	Enforcement
29.1	Jurisdiction
29.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

29.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
29.1.3
This clause 29.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by Applicable Law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
 Lenders and their Commitments
(1)	(2)	(3)
Name	Facility Office and fax number	Commitment
		($)
Export Development Canada	150 Slater Street	9,804,329.09
	Ottawa, Canada K1A 1K3
	Attention: Loans Services
	Fax: +1 613 598-2514
	and
	Attention: Asset Management/Covenants Officer
	Fax: +1 613 598-3186

Schedule 2
 Form of Utilisation Request
From: ACY SN 19003 LIMITED (the Borrower)
AIR NOSTRUM, LINEAS AEREAS DEL MEDITERRANEO, S.A. (the Lessee)
To: EXPORT DEVELOPMENT CANADA (as Facility Agent)
Dated: [  ]
Dear Sirs,
Loan agreement dated [  ] 2016 (the "Agreement") in respect of the one (1) Bombardier CRJ 1000 aircraft with MSN 19003 (the "Aircraft"): the Borrower as borrower
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	The Borrower wishes to borrow the Loan relating to the Aircraft on the following terms:
(a)	Proposed Utilisation Date: [ ]
(b)	Amount: USD______________
3	We confirm that:
(a)	the Purchase Price for the Aircraft is USD [ ]; and
(b)	we shall indemnify the Finance Parties in respect of any Losses (including Make-Whole Amount) suffered or incurred if, for any reason, utilisation does not take place on such date or at all.
4	The proceeds of the Loan should be applied in accordance with the provisions of the Payment Direction Deed.
5	This Utilisation Request is irrevocable.
6
The Lessee confirms that (a) the representations and warranties made by it under clause 2 of the Lease remain correct and no Relevant Event has occurred at the date of this Utilisation Request; (b) since 31 December 2014 there has been no material adverse change in (i) the financial condition, financial results, business, operations or prospects of the Lessee or (ii) the Lessee's ability to perform its obligations under any of its Party Documents; and (c) no Total Loss of, or Major Damage to, the Aircraft or any part thereof has occurred.

7
The Borrower confirms that the representations and warranties made by it under clause 10 of the Agreement remain correct and that no Default (not caused by a Relevant Event) has occurred at the date of this Utilisation Request.

8	The Lessee confirms its agreement to this Utilisation Request.

authorised signatory for	authorised signatory for
ACY SN 19003 Limited	AIR NOSTRUM, LINEAS AEREAS DEL MEDITERRANEO, S.A.

Schedule 3
 Conditions Precedent and Conditions Subsequent
Part A – Documents and evidence required as conditions precedent
1
Copies, certified by an officer of the Borrower, the Guarantor or the Lease Manager (as applicable) to be a true, complete and up-to-date copy, of the Borrower's, the Guarantor's and the Lease Manager's constituent documents.

2
Copies, certified by an officer of the Borrower, the Guarantor or the Lease Manager (as applicable) to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the Borrower's, the Guarantor's and the Lease Manager's board of directors:

(a)	approving the transactions contemplated by the Relevant Documents; and
(b)	authorising a person or persons to sign and deliver on its behalf its respective Party Documents and any notices or other documents to be given pursuant thereto.
3	Specimen signatures, authenticated by an officer of the relevant party, of each of the authorised signatories referred to in paragraph 2(b) of this Schedule 3.
4
A copy, certified as a true copy by an officer of the Borrower, the Guarantor or the Lease Manager (as applicable) of all Authorisations (if any) required by the Borrower, the Guarantor or the Lease Manager to authorise the execution, delivery and the performance of its respective Party Documents and the performance by it of its obligations under the same (or, as applicable, a certificate from each such person stating that no such Authorisation is required).

5	An original of each of the following Relevant Documents, duly executed by the parties thereto:
(a)	this Agreement;
(b)	the Payment Direction Deed;
(c)	the Proceeds Deed;
(d)	the Guarantee;
(e)	the Share Charge (together with all ancillary documents required to be delivered to the Security Agent thereunder on or before the first drawdown hereunder (including the original share certificate);
(f)	the Lease Management Agreement; and
(g) the Sale Agreement.
6
A copy, certified as a true copy by an authorised officer of the Borrower, the Guarantor or the Lease Manager (as applicable), of a letter from its agent for receipt of service of process referred to in any Relevant Documents accepting its appointment.

7
A copy, certified as a true copy by an authorised officer of the Borrower, the Guarantor or the Lease Manager (as applicable), of a letter from its agent for receipt of service of process required by any of its Party Documents (to the extent not already covered by the letter provided pursuant to paragraph 6 above) relating to the Aircraft accepting its appointment.

8	The written agreement of the Obligors to any replacement of Schedule 4 referred to in clause 5.5.
9	The original Bill of Sale for the Aircraft.
10	Originals of all historic bills of sale for the Aircraft.
11
An original of each Security Document (in the case of the Lessee Deregistration Power of Attorney and the Lessor Deregistration Power of Attorney, duly notarised and apostilled), the Lease, the Deed of Novation and Restatement, the Effective Time Notice and each other Relevant Document relating to the Loan or Aircraft and not provided under paragraph 5 above or this paragraph 11 (and all documents required by any such document to be delivered to the Finance Parties by the Utilisation Date for the Loan), duly executed by each party thereto.

12	Evidence satisfactory to the Facility Agent that all of the conditions precedent under each of the other Relevant Documents shall have been satisfied or waived in accordance with the terms thereof.
13
Evidence that (a) all Authorisations necessary for any matter or thing contemplated by the Relevant Documents and for the legality, validity, enforceability, admissibility in evidence and effectiveness of the Relevant Documents have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of effecting of any registrations and filings, that arrangements satisfactory to the Facility Agent have been made for effecting the same simultaneously with, or within any applicable time limit after, the relevant Delivery) and (b) all registration, notarial, consular and translation fees (if any) due and payable in any applicable jurisdiction in connection with any Relevant Document have been duly paid in full.

14	Legal opinions in form and substance satisfactory to the Facility Agent from:
(a)	Clifford Chance LLP, English legal advisers to the Facility Agent;
(b)	Berwin Leighton Paisner LLP, English legal advisers to the Borrower;
(c)	in-house counsel to the Guarantor;
(d)	Aeroiuris, legal advisers to the Lessee;
(e)	Clifford Chance New York LLP, New York legal advisers to the Facility Agent;
(f)	in-house counsel to the Manufacturer; and
(g)	in-house counsel to the Engine Manufacturer.
15	A tax opinion from KPMG Abogados in respect of Spanish tax matters.
16	An insurance opinion from the Facility Agent's insurance adviser.
17
Confirmation from Aviacion that (i) all conditions precedent to the effectiveness of the Sale Agreement have either been waived or satisfied to its satisfaction and (ii) it has received an amount in respect of the Purchase Price for the Aircraft such that, on receipt of the Loan from the Facility Agent (on behalf of the Borrower), Aviacion will have received the Purchase Price in full and will transfer title to the Aircraft to the Borrower.

18	Evidence that the Borrower is in funds to the extent necessary to make the partial payment of the Purchase Price pursuant to clause 3(b) of the Sale Agreement.
19	Evidence that the Borrower is in funds to the extent necessary to make the payments detailed in clauses 8.2 and 8.3 of the Sale Agreement, and that such payments are made.
20	A copy of the run-off liability insurance certificate required pursuant to clause 5.2 of the Deed of Novation and Restatement.
21
A certificate of an authorised signatory of the Guarantor certifying that it has not issued a "warning notice" or "restrictions notice" (in each case as defined in paragraph 1(2) of Schedule 1B of Part 21A of the Companies Act 2006) in respect of any of the Borrower's shares.

22
A certificate of an authorised signatory of the Borrower certifying that it has not received a "warning notice" or "restrictions notice" (in each case as defined in paragraph 1(2) of Schedule 1B of Part 21A of the Companies Act 2006) in respect of any of its shares.

23	A certified true copy of the register of members of the Borrower.
24	Such other documents and evidence as the Facility Agent may reasonably require.

Part B – Conditions Subsequent
Following the Utilisation Date the Facility Agent shall have received the following documents and evidence in form and substance satisfactory to it:
1.	Evidence that replacement fireproof plates are installed on the Airframe and Engines in accordance with clause 14.1.9 of the Lease within sixty (60) days following the Utilisation Date.
2.	Evidence that the IDERA has been filed with the Aviation Authority as soon as practicable following the Utilisation Date and in any event within sixty (60) days following the Utilisation Date.
3.	Evidence that the UCC-1 financing statement in respect of (a) the New York law Aircraft Mortgage naming the relevant Borrower as debtor and the Security Trustee as secured party in respect of the New York law Aircraft Mortgage has been filed with the Recorder of Deeds for the District of Colombia, and (b) the Share Charge naming the Guarantor as debtor and the Security Trustee as secured party has been filed in the State of Delaware, in each case within ten (10) Business Days of the Utilisation Date.
4.	Evidence that the relevant documents required for the updated certificate of registration to be issued have been filed with the Aviation Authority as soon as reasonably practicable (and in any event no later than 25 days) following the Utilisation Date, and a copy of the updated certificate of registration issued by the Aviation Authority in respect of the Aircraft as soon as practicable but no later than 120 days following the Utilisation Date.
5.	Evidence that the Security Assignment and each Aircraft Mortgage has been registered with the United Kingdom Companies House by no later than twenty one (21) days following the Utilisation Date.
6.	Evidence that each of the Bill of Sale and the Deed of Novation and Restatement has been registered with the MPR and the AMR as soon as practicable and in any event no later than 120 days following the Utilisation Date.
7.	Evidence that the Unique Authorisation Codes for the Airframe and the Engines have been obtained from the MPR as soon as practicable and in any event no later than three (3) Business Days following the Utilisation Date.
8.	Evidence that each of the following registrations has been duly made with the International Registry in the following order as soon as practicable and in any event no later than four (4) Business Days following the Utilisation Date; and no other registration has been made at the International Registry against the relevant Airframe or any relevant Engine:
(a)	first, in connection with each Aircraft Mortgage, in respect of the relevant international interest in relation to the Airframe and each Engine, with the Borrower as "debtor" and the Security Agent as "creditor'';
(b)	secondly, in connection with the Lease, in respect of the relevant international interest in relation to the Airframe and each Engine, with the Lessee as "debtor" and the Borrower as "creditor'';
(c)	thirdly, in connection with the Security Assignment, in respect the relevant assignment of associated rights and transfer of related international interest in relation to the Airframe and each Engine, with the Borrower as "assignor" and the Security Agent as "assignee; and
(d)	fourth, in connection with the Bill of Sale, a contract of sale interest in relation to the Airframe and each Engine, with the Borrower as "buyer" and Aviacion as "seller".
9	Legal opinion from Gómez-Acebo & Pombo Abogados, S.L.P., as to the applicability of the Cape Town Convention and the due registration and priority of such international interests, to be provided as soon as practicable after the registrations with the International Registry pursuant to paragraph 8 above.

Schedule 4
 Payments

(1)	(2)	(3)	(4)
Repayment Dates	Repayment instalment (USD)	Interest (USD)	Loan (USD)
Sep 17, 2016	493,230.43	111,622.29	9,311,098.66
Dec 17, 2016	499,998.11	104,854.61	8,811,100.55
Mar 17, 2017	506,719.09	98,133.63	8,304,381.46
Jun 17, 2017	510,307.34	94,545.38	7,794,074.12
Sep 17, 2017	516,117.19	88,735.53	7,277,956.93
Dec 17, 2017	522,893.83	81,958.89	6,755,063.10
Mar 17, 2018	529,618.21	75,234.52	6,225,444.89
Jun 17, 2018	533,976.03	70,876.69	5,691,468.86
Sep 17, 2018	540,055.35	64,797.37	5,151,413.51
Dec 17, 2018	546,841.37	58,011.36	4,604,572.14
Mar 17, 2019	553,569.30	51,283.42	4,051,002.84
Jun 17, 2019	558,732.05	46,120.67	3,492,270.79
Sep 17, 2019	565,093.22	39,759.50	2,927,177.57
Dec 17, 2019	571,889.04	32,963.68	2,355,288.53
Mar 17, 2020	578,329.23	26,523.49	1,776,959.30
Jun 17, 2020	584,622.04	20,230.68	1,192,337.26
Sep 17, 2020	591,277.96	13,574.76	601,059.30
Nov 7, 2020	601,059.30	3,793.44	0.00

Schedule 5
 Aircraft
(1)	(2)	(3)	(4)
MSN	Registration Mark	Assumed Utilisation Date	Assumed Utilisation Amount (USD)
19003	EC-LJS	17 June 2016	9,804,329.09

Schedule 6
 Form of Transfer Certificate
To:	[ ] as Facility Agent
From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:	[ ]
Loan agreement dated [ ] 2016 (the Agreement): ACY SN 19003 Limited as Borrower
1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 16.7 (Procedure for transfer):
(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with clause 16.7 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 12 (Notices) of the Proceeds Deed are set out in the Schedule.
3
The New Lender (a) expressly acknowledges the limitations on the Existing Lender's and the Borrower's respective obligations set out in, respectively, clauses 16.6.3 and 16.4.4 of the Agreement and (b) confirms that the New Lender (i) is [not] a [Qualifying Lender] and (ii) will notify the Borrower if the New Lender becomes aware that it ceases to be a [Qualifying Lender] (provided that any failure to provide any such notification shall be without prejudice to the rights and obligations of any party).

4
The New Lender irrevocably appoints (a) the Facility Agent as its agent for the purposes of the Agreement and the other Relevant Documents, on the terms and conditions set out in clause 17.1 and the other terms of the Agreement and (b) the Security Agent to act as its trustee under and in connection with the Agreement and other Relevant Documents, on the terms and conditions set out in clause 5.1 and the other terms of the Proceeds Deed.

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
6	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule
Commitment/rights and obligations to be transferred
[insert [ ] of Existing Lender's contribution to the transferred and any other relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]
[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [ ].
[Facility Agent] (on behalf of itself, the Borrower and the other Finance Parties)
By:

Schedule 7
 Form of Lessor Deregistration Power of Attorney

PODER DE CANCELACIÓN DE MATRICULA

En [●], a [●] de [●] de 2016.
Ante mi, [ ], Notario de [ ],

COMPARECE

D./D.ª [●insert the complete name of the individual appearing before the Notary], mayor de edad, de nacionalidad [●insert nationality], con domicilio profesional en [●insert place of business] y [●pasaporte/documento nacional de identidad] en vigor número [●insert the relevant number]

INTERVIENE

En nombre y representación de [●] (la "Sociedad"), una sociedad debidamente constituida y en vigor con arreglo a las leyes de [Inglaterra y Gales] e inscrita en el Registro de Sociedades de Inglaterra y Gales con número [●].

Actúa en su condición de en su calidad de representante legal de la Sociedad en virtud de [●] [●describe the document of title and particulars of registration where appropriate].

DICE Y OTORGA

Que otorga un poder especial e irrevocable a favor de Export Development Canada con domicilio en 150 Slater Street, Ottawa, Canada K1A 1K3 (el "Acreedor"), para que mediante sus apoderados y representantes legales pueda ejercitar cualesquiera de las siguientes facultades en nombre y representación de la Sociedad en relación con la aeronave Bombardier CRJ‑1000 con número de serie de fabricante [●] y matrícula [●] (la "Aeronave") arrendada a Air Nostrum, Líneas Aéreas del Mediterráneo, S.A. a través de un contrato de arrendamiento operativo (el "Contrato de Arrendamiento Operativo") con fecha [●]:
(a) Realizar cuantas actuaciones resulten necesarias, para que el Acreedor pueda tomar la posesión, control y uso de la Aeronave y cancelar el registro de la Aeronave llevado a cabo en el Registro de Matricula de Aeronaves (AMR) y/o en el Registro de Bienes Muebles o cualquier otro, en su caso.

(b) Llevar a cabo cuantos actos sean necesarios o convenientes en relación con el uso, operación y mantenimiento y posesión (incluyendo, sin carácter exhaustivo, la posesión y cancelación de cada inscripción en el Registro de Matrícula de Aeronaves (AMR) y, en su caso, en el Registro de Bienes Muebles) en relación con la devolución de la Aeronave, junto con los motores, equipamientos, registros y otros documentos relacionados con la Aeronave requeridos para abandonar la jurisdicción y territorio en el cual la aeronave esté situada.

(c) Realizar cuantas actuaciones (incluyendo la presentación de instancias y solicitudes y la liquidación de impuestos y tasas) y tomar cuantas medidas sean convenientes o necesarias en el ejercicio de las facultades otorgadas, incluyendo la facultad de representar a la Sociedad ante la Agencia Estatal de Seguridad Aérea en España, o ante cualquier entidad, agencia, ministerio u organismo público español o tribunal y en la medida necesaria para obtener el control de la Aeronave para poder llevar a cabo la exportación de la misma desde España, así como para realizar la cancelación del registro de la Aeronave en cualquier ministerio, departamento, agencia u organismo gubernamental de España o en cualquier otro estado que pueda tener jurisdicción sobre la Aeronave.

(d) Realizar en nombre y representación de la Sociedad cuantos actos sean necesarios y suscribir cuantos documentos deba suscribir la Sociedad para que, en caso de pérdida total de la Aeronave, ya sea real o declarada, el Acreedor pueda recibir del seguro la indemnización por la Aeronave correspondiente al valor acordado determinado en el Contrato de Arrendamiento Operativo y reflejado en las pólizas de seguros. Las facultades anteriores incluyen, sin carácter exhaustivo, la firma del modelo de documentos de pago/liberación que las agencias de seguros utilizan en casos de pérdida total.

(e) Realizar cuantas declaraciones y actuaciones y suscribir cuantos documentos públicos o privados puedan ser convenientes o necesarios para el ejercicio de las facultades conferidas en este poder.

(f) Ordenar a los empleados de Air Nostrum, Líneas Aéreas del Mediterráneo, S.A. que entreguen la posesión de la Aeronave en cualquier jurisdicción que se encuentre, incluso fortuitamente, reclamándoles, si fuera necesario, su entrega con el apoyo de la autoridad local correspondiente, incluyendo a las autoridades aeroportuarias, policía local y cualquier otra entidad, e incluso pudiendo dar instrucciones a los pilotos e interrumpiendo cualquier vuelo que pueda estar realizándose o a punto de realizarse, siempre que (i) dicha instrucción no afecte a la seguridad e integridad de dichos empleados, la tripulación o los pasajeros de la Aeronave, y (ii) no se infrinja ninguna ley aplicable.

(g) Delegar o sustituir a favor de una o más personas, total o parcialmente, las facultades conferidas en el presente poder.

La Sociedad indemnizará al Acreedor y a cualquiera de sus apoderados y representantes legales de todos los costes, reclamaciones, gastos y responsabilidades, cualquiera que fuera la forma en que se hubieran producido, resultantes del ejercicio lícito de las facultades aquí otorgadas, salvo que las anteriores reclamaciones, gastos y responsabilidades sean consecuencia de negligencia grave o dolo del Acreedor o de cualquiera de sus apoderados y representantes legales.

En ausencia de negligencia grave o dolo del Acreedor o de sus apoderados y representantes legales en el ejercicio de las facultades aquí otorgadas, la Sociedad se compromete a ratificar y confirmar cualesquiera actuaciones realizadas lícitamente por el Acreedor o cualquiera de sus apoderados y representantes legales en el ejercicio de las facultades otorgadas al mismo en virtud del presente poder.

Las facultades otorgadas han de ser interpretadas en su más amplio sentido, con el objeto de permitir la obtención del fin para el que han sido conferidas e incluirán en todo caso la facultad de autocontratación.

El presente poder será irrevocable y no podrá ser modificado o limitado de forma alguna sin el consentimiento del Acreedor.

El carácter irrevocable que se otorga al presente poder obedece a la relación subyacente existente entre el poderdante y el apoderado y el mismo ha sido otorgado en interés del apoderado

DEREGISTRATION POWER OF ATTORNEY

In [●], on [●] [●] 2016

Before me [●] Notary Public of [●],

APPEARS

Mr/Ms [●insert the complete name of the individual appearing before the Notary], of full age, a [●insert the nationality] national, with place of business at [●insert professional address], holder of current [●passport number / national identity card number] [●insert the relevant number]

ACTS

In name and on behalf of ACY SN 19003 Limited (the "Company"), a a company duly incorporated and existing under laws of England and Wales, with its registered office at 16 Old Bailey, London EC4M 7EG, England and registered with the Companies House with registration number 10290241.

He/she acts in his/her capacity as legal representative of the Company by virtue of [●] [●describe the document of title and particulars of registration where appropriate].

GRANTS

The Company grants hereby an irrevocable power of attorney in favor of Export Development Canada, with registered office at 150 Slater Street, Ottawa, Canada K1A 1K3 (the "Secured Creditor") so that through its attorneys and legal representatives, may carry out in the name and on behalf of the Company any of the following powers in relation to the aircraft Bombardier CRJ‑1000, with manufacturer serial number 19003 and registration number [●] (the "Aircraft") leased to Air Nostrum, Líneas Aéreas del Mediterráneo, S.A. by means an operational lease agreement (the "Operational Lease Agreement") dated on [●]:
(a) Carry out any necessary actions in order for the Secured Creditor to take possession, control and use of the Aircraft and cancel the registry of the Aircraft carried out with the Aircraft Matriculation Registry (AMR) and/or the Movable Property Registry or any other, if any.

(b) Carry out any necessary or convenient measures in relation with the use, operation and maintenance and possession (including but not limited, the possession and cancelation of each registration at the Aircraft Matriculation Registry (AMR), and if applicable, at the Movable Property Registry) in relation with the redelivery of the Aircraft, together with the engines, equipment, registries and other documents related to the Aircraft required to leave the jurisdiction and territory where the Aircraft is located.

(c) Carry out any actions and take any measures that may be convenient or necessary (including the submission of any filing and applications and the payment of taxes and duty) to exercise of the powers granted hereby, including to act in name and on behalf of the Company before the Agencia Estatal de Seguridad Aérea in Spain, or any other entity, agency, ministry, Spanish public corporation or court, provided that it is necessary to obtain the control over the Aircraft in order to make possible the exportation of the Aircraft from Spain, as well as cancel any registration related to the Aircraft in any ministry, department, agency or government agency in Spain or in any other State that could have jurisdiction over the Aircraft.

(d) Carry out in name and on behalf of the Company, any actions that may be necessary and execute any documents that may be necessary, in case of actual or declared total loss of the Aircraft, in order pay or deliver to the Secured Creditor any compensation insurance for the Aircraft for agreed value under the Lease Agreement and included in the insurance policies. The abovementioned powers include, without limitation, the signature of the template form of payment/release that the insurance agencies use in case of total loss.

(e) Make any statement or declarations carry out any action and execute any, public or private, documents that may be necessary or convenient to the exercise of the powers granted herby.

(f) Order Air Nostrum, Líneas Aéreas del Mediterráneo, S.A employees to deliver the possession of the Aircraft in any jurisdiction where it is located, even incidentally; requesting, if it is necessary, its deliver with the support of the relevant local authority, including the airport authorities, local police and any other entity, being possible even give instructions to the pilots and interrupting any flight that is being made or that it is going to be made, as long as: (i) such instruction does not affect the integrity and security of the referred employees, the crew or the passengers of the Aircraft, and (ii) any applicable law is not violated

(g) Delegate or substitute in favour of one ore more persons, partially or totally, the powers granted at this power of attorney.

The Company undertakes to indemnify the Secured Creditor and any of its attorneys or representatives for all the costs, claims, expenses and liabilities incurred in connection with the exercise of the powers granted hereby, except if those claims, cots and liabilities are consequence of gross negligence or willful misconduct of the Security Agent or of any of its attorneys or legal representatives.

In the absence of gross negligence or willful misconduct of the Secured Creditor or its attorneys or legal representatives in the exercise of the power granted hereby, the Company undertakes to ratify and confirm any action legally performed by the Secured Creditor or any of its attorneys and legal representatives in the exercise of the powers granted by virtue of the this power of attorney.

The powers granted hereby will be interpreted in their broadest sense, in order to achieve the purposes for which they have been granted and they will include in every case, the faculty of self-contracting

This power of attorney is irrevocable and it could not be amended or limited in any way, without the prior consent of the Secured Creditor.

The irrevocable nature given to the present power of attorney is due to the underlying relationship existing between the grantor and the attorney, and it has being granted in interest of the attorney.

SELLO del NOTARIO
SEAL of the NOTARY

___________________________________________

Firma del COMPARECIENTE
Signature of the APPEARER

___________________________________________

Firma del NOTARIO
Signature of the NOTARY

___________________________________________

CERTIFICACIÓN NOTARIAL	NOTARIAL CERTIFICATE
Yo, [●insert the notary's name], notario público con domicilio y en ejercicio en la ciudad de [●insert city where the power is being given] y debidamente facultado con arreglo a la legislación de [Inglaterra y Gales] para autorizar todo tipo de documentos públicos y privados que hayan de surtir efecto en países extranjeros, por la presente certifico y doy fe de lo siguiente:

I, [●insert the notary's name], Notary with abode and occupation in the city of [●insert city where the power is being given], who has been duly sworn and admitted under the laws of [England and Wales] to authenticate all manner of public and private documents that are to take effect abroad. I hereby certify and attest to the following:

― Que [●insert details of the Company] es una sociedad debidamente constituida y en vigor con arreglo a las leyes de [Inglaterra y Gales] e inscrita en el Registro de Sociedades de Inglaterra y Gales con número [●].

― That ACY SN 19003 Limited is a company duly incorporated and existing under laws of England and Wales, with its registered office at 16 Old Bailey, London EC4M 7EG, England and registered with the Companies House with registration number 10290241.

― Que la firma en este poder de D./D.ª [●insert appearer's name], a quien identifico, es auténtica.	― That the signature on this Power of Attorney is that of Mr/Ms [●insert the appearer's name], which I identify and deem to be genuine.
― Que el firmante del poder, D./D.ª  [●insert the appearer's name and personal particulars], en su calidad de representante legal en virtud de [●describe the document of title and particulars of registration where appropriate], posee la capacidad legal necesaria para otorgar el presente poder.

― That the signatory of this Power of Attorney, Mr/Ms.[●insert the appearer's name and personal particulars], in the capacity of legal representative by virtue of [●describe the document of title and particulars of registration where appropriate], has the necessary authority to execute this Power of Attorney.

― Que en el otorgamiento de este poder se han observado todas las formas y solemnidades exigidas para esta clase de documento por la legislación vigente en [Inglaterra y Gales], lugar del otorgamiento.

― That in the execution of this Power of Attorney all the formalities and solemnities necessary for this type of document, under the current laws of England and Wales, have been duly observed.
EN FE Y TESTIMONIO DE LO CUAL expido el presente, que firmo y sello el día [●insert date: day, month, year] en [●insert the city where the power is being given].	IN WITNESS WHEREOF I hereby issue this document, signing it and affixing my seal of office hereto in [●insert the city where the power is being given], on [●insert date: day, month, year].
Firma del NOTARIO Signature of the NOTARY ___________________________________________

APOSTILLE OF THE HAGUE CONVENTION OF 5 OCTOBER 1961

Schedule 8
 Covenants during Post-Lease Responsibility Period
1	Registration
The Borrower will take such steps as the Security Agent shall reasonably direct to de-register the Aircraft from the State of Registration and to re-register it in such country as the Security Agent shall reasonably agree. If requested by the Security Agent (acting reasonably), the Borrower shall at its own cost grant and perfect a replacement or additional mortgage over the Aircraft in favour of the Security Agent in such form as the Security Agent shall reasonably require having regard to the laws of the new State of Registration.
2	Storage, Flights and Maintenance
2.1
The Borrower shall procure that the Aircraft is stored in a location reasonably acceptable to the Security Agent in full compliance with all Applicable Laws (including as to insurance) of the State of Registration and of the country where the Aircraft is situated and in accordance with the Manufacturer's and the Engine Manufacturer's operating manuals and instructions and in accordance with the requirements of the Aviation Authority and so as not to invalidate any manufacturers warranties.

2.2
The Borrower shall procure that the Aircraft is not stored, maintained or flown (i) in violation of any law or regulation that applies to the Aircraft, the Borrower, the Lease Manager or any Finance Party, (ii) in a manner that would cause the Aircraft, the Borrower, the Lease Manager or any Finance Party to be in violation of any Applicable Laws or (iii) in breach of the terms of the Insurances (as defined in paragraph 4.1 below). For the avoidance of doubt, it is agreed that flights permitted by the terms of a ferry flight permit issued by the competent authority of the State of Registration shall not be prohibited by the terms of (i) and (ii) above.

2.3
The Borrower shall procure that the Aircraft is not flown other than for test flights or ferry flights. If the Aircraft is flown, the Borrower will procure that such flight will not be for any purpose for which the Aircraft is not designed or reasonably suited, or outside the tolerances and limitations for which the Aircraft was designed and that the Aircraft will be operated in accordance with all Applicable Laws and so as not to invalidate any manufacturer's warranties.

2.4
The Borrower shall not do or permit to be done anything which will or could reasonably be expected to expose the Aircraft, any Engine or any Part to penalty, forfeiture, seizure, arrest, impounding, detention, confiscation, taking in execution, appropriation or destruction, and in any such event will use all reasonable endeavours to procure the immediate release therefrom of the Aircraft, the Engine or the Part so affected, nor shall it abandon the Aircraft, any Engine or any Part.

2.5	The Borrower shall, at its own cost:
(a)
incorporate in the Aircraft all Airworthiness Directives which apply to the Aircraft and which have a compliance date during the period from the Lease Termination Date to the end of the Post-Lease Responsibility Period for the Aircraft, in a timely manner and on a terminating action basis;

(b)	procure compliance with the Manufacturer's and the Engine Manufacturer's recommendations for aircraft and engines respectively that are in storage;
(c)
ensure that no Engine or Part is at any time removed from the Aircraft or an Engine otherwise than during the course of maintaining, servicing, repairing, overhauling or testing the Aircraft or that Engine and then only if it is promptly reinstalled or promptly replaced or substituted by an item complying with the provisions of paragraph (d) below;

(d)
ensure that no engine is installed on the Airframe and no part is installed on the Airframe or any Engine (other than for a temporary period insofar as necessary for the purposes of a ferry flight or demonstration flight) unless (i) either it is then the property of the Borrower free and clear of all Security other than Permitted Liens or, on installation on the Airframe or the relevant Engine, title thereto vests in the Borrower free from any Security other than Permitted Liens and (in either such case) such engine or part becomes subject to the Aircraft Mortgage, (ii) it has a value at least equivalent to that of the Engine or Part being replaced and (iii) it (x) is of the same model (or, at the Borrower's option, an improved (but compatible) model) as the Engine or Part to be replaced, (y) is not older than the Engine or Part which is to be replaced and (z) has a residual value equal to or higher than that of the Engine or Part which is to be replaced.

If a substitution of a Part or an Engine is permitted or required by the foregoing provisions of this paragraph (d) (other than for a temporary period insofar as necessary for the purposes of a ferry flight or demonstration flight), immediately upon such installation and without further act (1) title to the replacement part or, as the case may be, engine shall thereupon vest in the Borrower free and clear of all Security other than Permitted Liens and become subject to the Aircraft Mortgage and (2) provided that title to the replacement part or, as the case may be, engine shall have vested, or shall simultaneously therewith vest, in the Borrower and become subject to the Aircraft Mortgage, the replaced Part or, as the case may be, Engine shall thereupon cease to be subject to the Aircraft Mortgage;
(e)	ensure that any Engine and each Part which is not installed on the Airframe or any Engine is properly and safely stored and insured in accordance with paragraphs 2.1 and 2.2;
(f)
procure that no modification, change or alteration to the Aircraft is made that (i) materially reduces the value, utility or marketability of the Aircraft or (ii) might reasonably be expected to adversely affect the interests of the Finance Parties under the Relevant Documents, except as required by the Manufacturer or by the Aviation Authority.

2.6
The Borrower will not (and will procure that the Lease Manager will not) at any time represent or hold out any Finance Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with the operation of the Aircraft or as having any operational interest in the Aircraft nor represent itself as the agent of any Finance Party for such purposes.

2.7
The Borrower will not (and will procure that the Lease Manager will not) at any time pledge the credit of any Finance Party for any maintenance, service, repairs, overhauls or modifications relating to the Aircraft.

3	Technical Records
3.1
The Borrower shall ensure that there are kept, in the English language, accurate, complete and current records of all flights made by the Aircraft during the Post-Lease Responsibility Period, and of all maintenance and repairs carried out to the Airframe and each Engine during such period, and shall allow the Security Agent and/or its agents or representatives to examine and take copies of such records.

3.2
The records so kept shall conform with the regulations from time to time in force of the Aviation Authority and with good industry practice, and shall disclose the whereabouts of any Engines or Parts which are not installed on the Airframe.

3.3
The Borrower shall (save as hereinafter provided) procure that all the Manuals and Technical Records are kept in the possession of the person storing or maintaining the Aircraft and the Borrower shall procure that no other person shall have possession of, or control over, the Manuals and Technical Records or any Part except with the prior written consent of the Security Agent.

4	Insurance
4.1
The Borrower shall at its own cost procure that there is maintained and kept in full force and effect with reputable and internationally recognised insurance companies and through reputable and internationally recognised insurance brokers the following insurances with respect to the Aircraft (the Insurances):

(a)
"All Risk" hull insurance (with flight, taxiing and ingestion coverages) against loss or damage from whatsoever cause arising, including war and kindred perils. Such policy or policies shall be subject to such exclusions as the Security Agent may approve (which approval shall not be unreasonably withheld) and shall insure the Aircraft on an agreed value basis in Dollars which shall (unless the Security Agent agrees to the contrary) be at all times at least equal to the Minimum Agreed Value;

(b)
war risk and related insurance on an agreed value basis for the amount referred to in paragraph 4.1(a) covering the types of all risks specifically excluded from the hull insurance (other than those which cannot be insured against) including:

(i)
war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power or attempts at usurpation of power; and

(ii)	strikes, riots, civil commotion or labour disturbances; and
(iii)	any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss or damage resulting therefrom is accidental or intentional; and
(iv)	any malicious act or act of sabotage; and
(v)
confiscation, nationalisation, seizure, restraint, detention, appropriation, requisition for title by or under the order of any government (whether civil, military or de facto) or public or local authority (other than, to the extent not available, the Government of the State of Registration); and

(vi)
hijacking or any unlawful seizure or wrongful exercise of control of the Aircraft or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the Aircraft.

(c)
aircraft third party, passenger, baggage, cargo, mail and airline general third party liability (including products liability) insurance for a combined single limit of $400,000,000 for any one accident (or such higher amount as the Facility Agent may reasonably require) and in the aggregate in respect of products liability and third party war and allied perils.

It is agreed that while the Aircraft is in storage, the insurance coverage described above may be provided in a normal storage policy in accordance with market practice for stored aircraft.
4.2
The insurances to be effected under paragraphs (a) and (b) of clause 4.1 shall be provided on the agreed value basis (and for the amount) therein referred to and each policy taken out in compliance therewith shall, unless the Security Agent otherwise consents in writing:

(a)	have a scope and coverage at least as comprehensive as LSW 555D or any replacement therefor;
(b)	be expressed and payable in Dollars;
(c)	name the Security Agent as loss payee in the event of a Total Loss;
(d)	waive any right of subrogation of the insurers to any right of the Borrower against any Finance Party insofar as such waiver is in accordance with normal market practice at the relevant time;
(e)
provide (in the event of separate policies being arranged to cover the "All Risk" hull insurance and the "War Risk" and related insurance) that the underwriters subscribing to such insurances agree to a 50/50 claims funding arrangement in the event of any dispute as to which insurance is applicable; and

(f)	have deductibles (other than in respect of a Total Loss, where no deductible will apply) which are in accordance with aviation practice generally.
4.3	All the Insurances shall:
(a)
name each of the Finance Parties (and, in the case of liability insurances, each of their respective successors and permitted assigns and their respective officers, directors, representatives, agents, shareholders, subsidiaries, partners, contractors, members, managers, affiliates, employees and transferees) as additional named insureds;

(b)	be subject to the relevant provisions of AVN67B (or such replacement or amendment thereof as is then customary in the aviation insurance market) as endorsed on the policy;
(c)	provide for worldwide coverage, subject only to usual exceptions applicable to an aircraft being stored and such other exceptions as the Security Agent may in writing agree; and
(d)
provide that the Finance Parties and their respective successors, assigns and subrogees and their respective officers, directors, shareholders, agents, employees and servants shall not be liable for any insurance premium in respect thereof except in respect of the premium due for the Aircraft and only by set off against insurance proceeds

4.4
The Borrower shall pay or procure the payment of the premiums (or instalments thereof) as required by the terms of the policies relating to the Insurances. In the case of renewals of such policies, the Borrower shall timely renew such policies and shall produce to the Security Agent a certificate from the Borrower's insurance brokers evidencing such renewal, no later than fifteen (15) days after the date of conclusion of renewal negotiations and, in any event, prior to the date on which the Insurances would otherwise have expired.

4.5
If the Borrower shall default in effecting, procuring or maintaining any of the Insurances or if any of the Insurances shall for any reason become void, the Security Agent may (but without any obligation so to do and without prejudice to the Security Agent's and Facility Agent's other rights and remedies hereunder) after notifying the Borrower, effect, procure and maintain such Insurances at the cost of the Borrower (and the Borrower will forthwith upon demand procure the repayment to the Security Agent of all premiums and other moneys from time to time paid by the Security Agent in respect of such Insurances plus accrued interest thereon at the Default Rate) failing which, at any time whilst such default or voidness is continuing, the Borrower shall, without prejudice to its obligations under this Agreement to maintain the Insurances, cause the Aircraft to remain grounded until such provisions are fully complied with.

4.6
The Borrower shall not, without the prior written consent of the Security Agent, create or permit to be created any Security over its interests in the Insurances or take out insurances, or permit itself to be named assured in insurances with respect to the Aircraft or any Engine other than as required under this Agreement, if such insurances will or may prejudice the Insurances or any amount recoverable thereunder.

4.7
The Borrower shall promptly upon the obtaining of new Insurances or the renewal of any Insurances deliver to the Security Agent copies of the current certificate of insurance. The Borrower shall, or will procure that the insurers or insurance brokers will, give to the Security Agent, promptly after the original, and each extended, expiry date of each of the Insurances, current copies of the insurance certificate or other evidence reasonably satisfactory to the Security Agent that the requirements of this paragraph 4 are being complied with together with a letter of undertaking from the Borrower's insurance brokers in form and substance reasonably acceptable to the Security Agent. If any variation is made by the insurers to the terms of any of the Insurances, the Borrower shall procure that notice is given forthwith to the Security Agent of such variation and shall provide such further details in relation thereto (excluding details relating to premiums) as the Security Agent may reasonably require. To the extent that any variation to the terms of any of the Insurances is at the option of the Borrower, the Borrower shall not agree such variation without the prior written consent of the Security Agent if such variation materially adversely affects the rights and/or interests of any Finance Party.

4.8	The Borrower shall not without the prior written consent of the Security Agent:
(a)
except as permitted by this paragraph 4 make or permit to be made any material modification to any of the Insurances that would result in the Insurances ceasing to comply with the requirements set out in this paragraph 4;

(b)
do or omit to do anything if the consequence of doing or omitting to do that thing would be or might reasonably be expected to be to render any of the Insurances void, voidable or unenforceable or to allow the insurers to recover any payment made by the insurers under any of the Insurances in whole or in part; or

(c)	settle, compromise or abandon any claim under any of the Insurances in relation to a total loss (as defined in the Insurances) or permit the same.
4.9
If the insurances required by this paragraph 4 are not effected and maintained through the London insurance market, the Borrower shall procure that the relevant insurers (a) assign the benefit of any reinsurance contract to the Security Agent on terms acceptable to the Security Agent, and (b) maintain in full force and effect reinsurances with reinsurers of recognised standing and acceptable to the Security Agent, and such reinsurances shall:

(a)	be on the same terms as the original insurances;
(b)	contain a "cut through" clause in terms satisfactory to the Security Agent;
(c)
provide in case of any bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation, dissolution or similar proceedings of or affecting the reassured that the reinsurers' liability shall be to make such payments as would have fallen due under the relevant policy of reinsurance in accordance with the cut through clause referred to in paragraph (b) as if the reassured had (immediately before such bankruptcy, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

(d)
be for one hundred per cent. (100%) of the amount of the primary insurances and placed and reinsured in the London aviation reinsurance market with reinsurers of recognised financial standing and reputation.

4.10
If a Total Loss has occurred, all recoveries hereunder up to the amount for which the Borrower is required to insure the Aircraft shall be paid in full to the Security Agent without any deductions or withholding whatsoever.

4.11
All recoveries in respect of (i) repairable damage to the Aircraft not amounting to a total loss or constructive or compromised or agreed or arranged total loss of the Aircraft or the Airframe or (ii) the loss or destruction of any of the Engines where the Airframe is not a total loss or constructive or compromised or agreed or arranged total loss, shall be paid in full in the case of (i), (A) to the repairers against presentation of their invoices or (B) the Security Agent or to its order against presentation of the receipts or other evidence of the repairers evidencing payment of their invoices and in the case of (ii), (C) to the vendor of a replacement engine or (D) to the Security Agent or to its order in reimbursement of the costs of the replacement engine(s).

SIGNATURE PAGE - LOAN AGREEMENT (MSN 19003)
Borrower

Signed for and on behalf of                             )
ACY SN 19003 LIMITED )
By its duly authorised signator                                )
                                        )
in the presence of

Witness Signature: _______________________

Name:
Title:
Address:

Finance Parties
SIGNED	)
for and on behalf of	)
EXPORT DEVELOPMENT CANADA	)
as Facility Agent, Security Agent and Lender	)